Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FATPIPE, INC.
(Exact name of registrant as specified in its charter)

Utah	7372	27-1113325
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

392 East Winchester Street, Fifth Floor

Salt Lake City, Utah 84107

(801) 281-3434

+ 1(801) 560-2003

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Ragula Bhaskar

Sanchaita Datta

FatPipe, Inc.

392 East Winchester Street, Fifth Floor

Salt Lake City, Utah 84107

(801) 281-3434

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Darrin M. Ocasio, Esq. Matthew Siracusa, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st Floor New York, NY 10036 (212) 930-9700	Ryan C. Wilkins Amanda P. McFall Stradling Yocca Carlson & Rauth LLP 660 Newport Center Drive, Suite 1600 Newport Beach, CA 92660 (949) 725-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus supplement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus supplement is not an offer to sell these securities and it is not solicitating an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated                        , 2024

PRELIMINARY PROSPECTUS

                         Shares

FatPipe, Inc.

Common Stock

This is the initial public offering of           shares of the common stock, no par value per share, of FatPipe, Inc., a Utah corporation (the “Company,” “FatPipe,” “we,” “us,” or “our”). Prior to this offering, there has been no public market for our common stock. The initial public offering price is expected to be between $         and $        per share of common stock.

We intend to apply to have our common stock listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “FATN.”

This offering is being underwritten on a firm commitment basis. We have granted the underwriters an option to buy up to an additional           shares of common stock from us to cover over-allotments, which the underwriters may exercise at any time and from time to time during the 45-day period following the closing of this offering.

	No Exercise of Over- Allotment		Full Exercise of Over- Allotment
	Per Share	Total	Per Share	Total
Public offering price	$	$	$	$
Underwriting discounts and commissions(1)	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

(1)	We have agreed to issue to the representative warrants to purchase shares of common stock equal to 10% of the shares issued in this offering and to reimburse certain expenses of the representative in connection with this offering. In addition, we have agreed to reimburse the underwriters for certain expenses. See the section titled “Underwriting” beginning on page 52 of this prospectus for additional information.

Investing in our securities involves a high degree of risk. See the section titled “Risk Factors” beginning on page 4 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

We are an “emerging growth company” under the federal securities laws and may elect to comply with certain reduced public company reporting requirements for future filings.

Neither the Securities and Exchange Commission nor any foreign or state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We have granted the underwriters an option to purchase an additional         shares of common stock from us, at the public offering price per share, less underwriting discounts and commissions, for 45 days from the date of this prospectus.

The underwriters expect to deliver the shares of common stock to the purchasers on or about         , 2024.

The date of this prospectus is           , 2024.

Roth Capital Partners

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date. Other than as required under the federal securities laws, we undertake no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason.

The distribution of this prospectus and the offering of our securities in certain jurisdictions may be restricted by law. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so to any person to whom it is unlawful to make such offer or solicitation. See the section titled “Underwriting” beginning on page 52 of this prospectus. In this prospectus, references to “FatPipe,” “the Company,” “we,” “us,” and “our” refer to FatPipe, Inc. and its subsidiaries. Unless otherwise specified, all dollar amounts are expressed in United States dollars.

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INDUSTRY AND MARKET DATA

This prospectus contains statistical data, estimates, and forecasts that are based on various sources, including independent industry publications and other publicly available information, as well as other information based on our internal sources. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these data, estimates, and forecasts. We have not independently verified the accuracy or completeness of the data contained in these industry publications and other publicly available information. Our industry and market data are subject to a variety of risks and uncertainties, including those described in the section titled “Risk Factors,” which could cause results to differ materially from those expressed in these publications and reports.

Certain information in the text of this prospectus is from industry data sources and publicly available data and reports. The content of the below sources, except to the extent specifically set forth in this prospectus, does not constitute a portion of this prospectus and is not incorporated herein. The sources are provided below:

●	According to Gartner, Inc., the software- defined wide area network market is forecasted to be $5.3 billion for 2023, growing to more than $8 billion by 2026 (https://www.sdxcentral.com/articles/analysis/sd-wan-by-the-numbers-market-size-growth-adoption/2023/08/);
●	According to Gartner, Inc., the market for secure access service edge will grow at a compound annual growth rate of 36%, reaching almost $15 billion by 2025 (https://www.gartner.com/en/documents/4004092);
●	Global Software-Defined Wide Area Network (SD-WAN) Industry Research Report, Competitive Landscape, Market Size, Regional Status and Prospect, Maia Research Report, 2023;
●	Global SASE (Secure Access Service Edge) Industry Research Report, Competitive Landscape, Market Size, Regional Status and Prospect, Maia Research Report, 2023;
●	Global Network Monitoring Industry Research Report, Competitive Landscape, Market Size, Regional Status and Prospect, Maia Research Report, 2023; and
●	SD-WAN-Midmarket Report by Software Reviews, A Division of Info-Tech Research Group (https://www.infotech.com/).

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PROSPECTUS SUMMARY

This summary provides an overview of selected information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our securities. You should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our securities, including the information discussed under “Risk Factors” beginning on page 4 and our historical and pro forma financial statements and notes thereto that appear elsewhere in this prospectus. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. For additional information, refer to the section titled “Special Note Regarding Forward-Looking Statements.”

FATPIPE, INC.

Overview

FatPipe is a pioneer in enterprise-class, application-aware, secure software-defined wide area network (“SD-WAN”) solutions for organizations, including enterprises, communication service providers, security service providers, government organizations, and middle-market companies.

Organizations, large and small, have become increasingly dependent on their information technology (“IT”) network infrastructure for data access and communications, and the critical importance of network reliability, extensibility, and durability has continued to grow as the volume of traffic across those networks expands. The management, monitoring, and security of an organization’s network has become increasingly complicated in an era of growing demands from remote work, increasing connectivity points, and disparate operations, while network integrity is challenged by ever more sophisticated cyber threats. These factors are conspiring to increase an organization’s reliance on its computer networks while simultaneously making the management and maintenance of those networks more costly and complex.

We are dedicated to continually improving the way organizations connect, ensuring their networks are secure, reliable, and support their continued success. Our commitment lies in empowering our customers with a seamless and dependable connectivity infrastructure that safeguards their critical data and fosters business continuity. We further aim to ensure our customers have unparalleled insights into their network operations.

Through our integrated suite of software solutions, we offer our customers a reliable and secure platform to support mission-critical applications running on cloud, hybrid cloud and on-premise networks. Our core offerings include SD-WAN, secure access service edge (“SASE”), and network monitoring service (“NMS”) software solutions, each of which is typically offered to our customers as a subscription service. These solutions address a broad set of network management needs and include an integrated set of capabilities to automate the complex requirements of network optimization.

The market for these network services is large, global in nature and growing at attractive rates. The total global market for SD-WAN solutions and services, our core offering, was estimated by the Maia Research Report to grow from $4.5 billion in 2022 to over $17.6 billion in 2030. The Maia Research Report also projects the total market size for SASE software and platforms to expand from $6.4 billion in 2022 to $27.2 billion in 2030, and the total market for NMS to grow from $2.0 billion to $4.4 billion over the same period. Each of these individual markets are expected to grow at a compounded rate of between 10% and 20% through 2030, with SD-WAN’s projected growth rate to be approximately 18.5% through 2030.

Our Solution

Our objective is to offer a suite of solutions to ensure our customers can securely support their networks in this cloud-first world. We are committed to driving a trusted customer experience through innovation and a diverse set of capabilities. Our core offerings are based on a complete, integrated suite of software solutions, including SD-WAN, SASE, and NMS capabilities, each of which can be individually licensed to create an experience tailored to a customer’s needs and network configuration. Additionally, all of our technologies are available for commercial sale. Further, our product pipeline consists of new SD-WAN security features and enhancements to the NMS. Currently, SD-WAN, SASE, and NMS revenues are packaged as part of managed service contracts. Our solutions have been designed for high levels of flexibility, providing an ability to customize our services and configure offerings to incorporate each customer’s preferred digital platform, including integrating with a variety of leading platform, wide area network (“WAN”), security, and cloud providers.

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●	SD-WAN: Our primary offering is an SD-WAN, WAN Edge software platform that integrates a broad array of network traffic management and routing, security, and monitoring functions and is predominately sold on a subscription basis. The platform can be delivered on a dedicated commodity appliance or virtual configuration, and can be installed in a variety of network environments, including cloud, hybrid or on-premise.

●	SASE: Our SASE offering provides virtual network and next generation security functions, which combine networking and next generation network security services into a single cloud-delivered solution.

●	NMS: Our EnterpriseView Reporting System for network monitoring provides a platform to monitor an end-user’s WAN, security compliance parameters and the performance of FatPipe devices under management.

Our core technology has been developed internally by its founding management team and supported by a long-tenured group of engineers and software developers. We hold a portfolio of 13 patents that cover a range of SD-WAN and related capabilities.

Our software solutions are provided through a subscription-based model. We offer a portfolio of services such as customer technical support, professional services, and training during the fixed term of the subscription, which generally requires a contractual commitment of 36 to 60 months. We sell our software and services predominantly through a network of distributors, value-added resellers, internet service providers (“ISPs”) and other third parties. We service customers globally, with our largest customer populations located in the United States and India.

Selected Risk Factors

Investing in our common stock involves risks. You should carefully read “Risk Factors” beginning on page 4 for an explanation of these risks before investing in our common stock. In particular, the following considerations, among others, may offset our competitive strengths or have a negative effect on our growth strategy, which could cause a decline in the price of our common stock and result in a loss of all or a portion of your investment.

●	Our operating results are likely to vary significantly and be unpredictable.
●	Our historical financial information may not be representative of our results as a public company.
●	We rely heavily on our reselling partners and our ability to work with suitable partners may impact our growth plans.
●	If we do not increase the effectiveness of our sales organization, we may have difficulty adding new end-customers or increasing sales to our existing end-customers and our business may be adversely affected.
●	We are dependent on the continued services and performance of our senior management, the loss of any of whom could adversely affect our business, operating results, and financial condition.
●	If our new software solutions and enhancements do not achieve sufficient market acceptance, our results of operations and competitive position will suffer.
●	If functionality similar to that offered by our software solutions is incorporated into our competitors’ existing network infrastructures, our customers may decide against adding our appliances to their network, which would have an adverse effect on our business.
●	The network security market is rapidly evolving and the complex technologies incorporated in our software solutions make them difficult to develop. If we do not accurately predict, prepare for and respond promptly to technological and market developments and changing end-customer needs, our competitive position and prospects may be harmed.
●	Our business is subject to the risks of warranty claims, product liability and product defects.
●	Our proprietary rights may be difficult to enforce and we may be subject to claims by others that we infringe their proprietary technology.
●	If our estimates or judgments relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our operating results could fall below expectations of securities analysts and investors, resulting in a decline in our stock price.

Corporate Information

We were incorporated as a Utah corporation in October 14, 2010. Our principal executive office is located at 392 East Winchester Street, Fifth Floor, Salt Lake City, UT 84107. FatPipe, Inc. has two wholly owned subsidiaries, FatPipe Networks Private Limited, a company registered in Tamil Nadu India, and FatPipe Technologies, a Utah corporation. Our telephone number at our principal executive office is (801) 281-3434. Our website address is www.fatpipe.com. We do not incorporate the information on or accessible through our website into the prospectus, and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.

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THE OFFERING

Common stock offered by us	shares.

Underwriters’ option to purchase additional shares of common stock	We have granted the underwriters an option to purchase up to an additional shares of common stock, from us at the public offering price per share, less underwriting discounts and commissions, for a period of 45 days from the date of this prospectus.

Common stock outstanding after this offering	shares, or shares if the underwriters exercise in full their option to purchase additional shares of common stock.

Use of proceeds	The net proceeds from our sale of shares of our common stock in this offering will be approximately $ , after deducting estimated underwriting discounts and commissions and offering expenses payable by us. If the underwriters exercise their option in full to purchase additional shares of common stock, our net proceeds from this offering will be approximately $ . We plan to use approximately $ of the net proceeds from this offering for sales and marketing activities, to enhance our customer support operations, and for ongoing corporate purchases and research and development, with the remaining net proceeds to be used for general working capital purposes. For additional information please refer to the section titled “Use of Proceeds” on page 27 of this prospectus.

Risk factors	Investing in our securities involves a high degree of risk. You should carefully review and consider the “Risk Factors” section of this prospectus for a discussion of factors to consider before deciding to invest in shares of our common stock.

Representative’s Warrants	We have agreed to issue to the lead underwriter, as representative of the several underwriters, warrants to purchase a number of shares of common stock equal to 10.0% of the shares of common stock sold in this offering by us (including any shares of common stock sold upon exercise of the over-allotment option). The warrants will be exercisable at a price per share equal to 100% of the public offering price of the common stock in this offering. The warrants are exercisable at any time and from time to time, in whole or in part, during the four-and-a-half-year period commencing six months from the date of commencement of sales of this offering. See the section titled “Underwriting.”

Proposed Nasdaq trading symbol	We intend to apply to have our shares of common stock listed on Nasdaq under the symbol “FATN.”

The number of shares of common stock that will be outstanding after this offering set forth above is based upon 13,017,484 shares of common stock outstanding as of July 18, 2024.

Except as otherwise indicated herein, all information in this prospectus assumes the following:

●	no exercise by the underwriters of their option to purchase additional shares of common stock; and

●	no exercise of the representative’s warrant.

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RISK FACTORS

You should carefully consider the risks and uncertainties described below as well as other information provided to you in this document, including information in the section of this document titled “Special Note Regarding Forward-Looking Statements.” The occurrence of any of the following risks, as well as any risks or uncertainties not currently known to us or that we currently do not believe to be material, could materially and adversely affect our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

Summary of Risk Factors

●	Our operating results are likely to vary significantly and be unpredictable.

●	We rely heavily on our reselling partners and our ability to work with suitable partners may impact our growth plans.

●	If we are unable to develop and introduce new solutions and improve existing solutions in a cost-effective and timely manner, then our competitive position may be negatively impacted and our business, results of operations, and financial condition may be adversely affected.

●	We invest significantly in research and development (“R&D”), and to the extent our R&D efforts are unsuccessful, our competitive position may be negatively impacted and our business, results of operations, and financial condition may be adversely affected.

●	We operate in a highly competitive market.

●	Increases in costs of the materials and other components that we use in our solutions would adversely affect our business, results of operations, and financial condition.

●	Adverse economic conditions, such as a possible recession and possible impacts of inflation or stagflation, increasing or decreasing interest rates, reduced information technology spending or any economic downturn or recession, may adversely impact our business.

●	Our billings, revenue and free cash flow growth may slow or may not continue, and our operating margins may decline.

●	We are dependent on the continued services and performance of our senior management, the loss of any of whom could adversely affect our business, operating results and financial condition.

●	If we are unable to attract, retain, and motivate key employees, then our business, results of operations, and financial condition would be adversely affected.

●	We may need to raise additional capital in the future, which may not be available on terms acceptable to us, or at all.

●	If we do not increase the effectiveness of our sales organization, we may have difficulty adding new end-customers or increasing sales to our existing end-customers and our business may be adversely affected.

●	Unless we continue to develop better market awareness of our company and our software solutions, and to improve lead generation and sales enablement, our revenue may not continue to grow.

●	We face competition in our market and we may not maintain or improve our competitive position.

●	If our new software solutions and enhancements do not achieve sufficient market acceptance, our results of operations and competitive position will suffer.

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●	Demand for our software solutions may be limited by market perception that individual software solutions from one vendor that provide multiple layers of security protection in one offering are inferior to point solution network security solutions from multiple vendors.

●	If functionality similar to that offered by our software solutions is incorporated into our competitors’ existing network infrastructures, our customers may decide against adding our appliances to their network, which would have an adverse effect on our business.

●	Because some of the key components in our network server come from limited sources of supply, we are susceptible to supply shortages, long or uncertain lead times for components, and supply changes, each of which could disrupt or delay our scheduled software deliveries to our customers, result in inventory shortage, cause loss of sales and customers or increase component costs resulting in lower gross margins and free cash flow.

●	The sales prices of our hardware and software solutions may decrease, which may reduce our gross profits and operating margin and may adversely impact our financial results and the trading price of our common stock.

●	The network security market is rapidly evolving and the complex technologies incorporated in our software solutions make them difficult to develop. If we do not accurately predict, prepare for and respond promptly to technological and market developments and changing end-customer needs, our competitive position and prospects may be harmed.

●	Our ability to sell our software solutions is dependent on our quality control processes and the quality of our technical support services, and our failure to offer high-quality technical support services could have a material adverse effect on our sales and results of operations.

●	Our business is subject to the risks of warranty claims, product liability and product defects.

●	Our historical financial information may not be representative of our results as a public company.

●	If our internal enterprise IT networks, on which we conduct internal business and interface externally, our operational networks, through which we connect to customers, vendors and partners systems and provide services, or our R&D networks, our back-end labs and cloud stacks hosted in our data centers, colocation vendors or public cloud providers, through which we research, develop and host software solutions are compromised, public perception of our offerings may be harmed, our customers may be breached and harmed, we may become subject to liability, and our business, operating results and stock price may be adversely impacted.

●	Our proprietary rights may be difficult to enforce and we may be subject to claims by others that we infringe their propriety technology.

●	Claims by others that we infringe their proprietary technology or other litigation matters could harm our business.

●	Failure to comply with laws and regulations applicable to our business could subject us to fines and penalties and could also cause us to lose end-customers in the public sector or negatively impact our ability to contract with the public sector.

●	We are subject to governmental export and import controls that could subject us to liability or restrictions on sales, and that could impair our ability to compete in international markets.

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●	Investors’ expectations of our performance relating to environmental, social and governance factors may impose additional costs and expose us to new risks.

●	We have incurred indebtedness and may incur other debt in the future, which may adversely affect our financial condition and future financial results.

●	If our estimates or judgments relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our operating results could fall below expectations of securities analysts and investors, resulting in a decline in our stock price.

●	We are affected by fluctuations in currency exchange rates, including those in connection with recent inflationary trends in the United States.

●	We could be subject to changes in our tax rates, the adoption of new U.S. or international tax legislation, exposure to additional tax liabilities or impacts from the timing of tax payments.

●	Forecasting our estimated annual effective tax rate is complex and subject to uncertainty, and there may be material differences between our forecasted and actual tax rates.

●	As a public company, we will be subject to compliance initiatives that will require substantial time from our management and result in significantly increased costs that may adversely affect our operating results and financial condition.

●	If securities or industry analysts stop publishing research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

●	Global economic uncertainty, an economic downturn, the possibility of a recession, inflation, rising interest rates, weakening software demand caused by political instability, changes in trade agreements and conflicts such as the war in Ukraine, could adversely affect our business and financial performance.

●	Changes in financial accounting standards may cause adverse unexpected fluctuations and affect our reported results of operations.

Risks Related to Our Business and Financial Position

Our operating results are likely to vary significantly and be unpredictable.

Our operating results have historically varied from period to period, and we expect that they will continue to do so as a result of a number of factors, many of which are outside of our control or may be difficult to predict, including:

●	Economic conditions, including macroeconomic and regional economic challenges resulting, for example, from a recession or other economic downturn, increased inflation or possible stagflation in certain geographies, rising interest rates, the war in Ukraine, tensions between China and Taiwan, or other factors;

●	our ability to attract and retain new end-customers or sell additional platform solutions to our existing end-customers;

●	component shortages, including chips and other components, and product inventory shortages, including those caused by factors outside of our control, such as epidemics and pandemics, supply chain disruptions, inflation and other cost increases, international trade disputes or tariffs, natural disasters, health emergencies, power outages, civil unrest, labor disruption, international conflicts, terrorism, wars, such as rising tensions between China and Taiwan, and critical infrastructure attacks;

●	the level of demand for our software solutions may render forecasts inaccurate;

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●	supplier cost increases and any lack of market acceptance of our price increases designed to help offset any supplier cost increases;

●	the impact to our business, the global economy, disruption of global supply chains and creation of significant volatility and disruption of the financial markets due to factors such as increased inflation or possible stagflation in certain geographies, fluctuating interest rates, rising tensions between China and Taiwan and other factors;

●	any actual or perceived vulnerabilities in our software solutions, and any actual or perceived breach of our network or our customers’ networks;

●	increased expenses, unforeseen liabilities or write-downs and any negative impact on results of operations from any acquisition or equity investment consummated, as well as accounting risks, integration risks related to software plans and software solutions and risks of negative impact by such acquisitions and equity investments on our financial results;

●	investors’ expectations of our performance relating to environmental, social and governance (“ESG”) and commitment to carbon neutrality;

●	certain customer agreements which contain service-level agreements, under which we guarantee specified availability of our platform and solutions;

●	data security requirements that may be enforced inconsistently in certain jurisdictions;

●	any decreases in demand by customers, including any such decreases caused by factors outside of our control such as natural disasters and health emergencies, including earthquakes, droughts, fires, power outages, typhoons, floods, pandemics or epidemics and manmade events such as civil unrest, labor disruption, international trade disputes, international conflicts, terrorism, wars, such as the war in Ukraine, and critical infrastructure attacks;

●	the effectiveness of our sales organization, generally or in a particular geographic region, including the time it takes to hire sales personnel, the timing of hiring and our ability to hire and retain effective sales personnel, as well as our efforts to align our sales capacity and market demand;

●	sales execution risk related to effectively selling to all segments of the market, including small- and medium-sized businesses, government organizations and service providers, and risks associated with the complexity and distraction in selling to all segments, such as increased competition, the unpredictability closing larger enterprise and large organization deals, and the risk that our sales representatives do not effectively sell our software solutions;

●	execution risk associated with our efforts to capture the opportunities related to our identified growth drivers, such as our ability to capitalize on the convergence of networking and security, vendor consolidation of various cyber security solutions, SD-WAN, infrastructure security, security operations, SASE and other cloud security solutions, endpoint protection, Internet of Things (“IoT”) and security opportunities;

●	the timing and degree of our investments in sales and marketing, and the impact of such investments on our operating expenses, operating margin and the productivity, capacity, tenure and effectiveness of execution of our sales and marketing teams;

●	the timing of revenue recognition for our sales, including any impacts resulting from extension of payment terms to distributors and fluctuations in backlog levels, which could result in more variability and less predictability in our quarter-to-quarter revenue and operating results;

●	the level of perceived threats to network security, which may fluctuate from period-to-period;

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●	changes in the requirements, market needs or buying practices and patterns of our distributors, resellers or customers;

●	changes in the growth rates of the network security market in particular and other security and networking markets, such as SD-WAN, IoT, switches, access points, security operations, SASE and other cloud solutions for which we and our competitors sell software solutions;

●	the timing and success of new software solutions or enhancements by us or our competitors, or any other change in the competitive landscape of our industry, including consolidation among our competitors, partners or customers;
●	the deferral of orders from distributors, resellers or end-customers in anticipation of new software solutions or enhancements announced by us or our competitors, price decreases or changes in our registration policies, or the acceleration of orders in response to our announced or expected price list increases;

●	increases or decreases in our billings, revenue and expenses caused by fluctuations in foreign currency exchange rates or a strengthening of the U.S. dollar, as a portion of our expenses is incurred and paid in currencies other than the U.S. dollar and the impact such fluctuations may have on the actual prices that our partners and customers are willing to pay for our software solutions and services;

●	compliance with existing laws and regulations;

●	our ability to obtain and maintain permits, clearances and certifications that are applicable to our ability to conduct business with the U.S. federal government, other international and local governments and other industries and sectors;

●	potential litigation, litigation fees and costs, settlements, judgments and other equitable and legal relief granted related to litigation;

●	the impact of cloud-based security solutions on our billings, revenue, operating margins and free cash flow;

●	decisions by potential end-customers to purchase network security solutions from newer technology providers, from larger, more established security vendors or from their primary network equipment vendors;

●	price competition and increased competitiveness in our market, including the competitive pressure caused by software refresh cycles;

●	our ability to both increase revenue and manage and control operating expenses in order to maintain or improve our operating margins;

●	changes in customer renewal rates or attach rates for our software solutions;

●	changes in the timing of our billings, collection for our contracts or the contractual term of the software solutions sold;

●	changes in our estimated annual effective tax rates and the tax treatment of R&D expenses and the related impact of cash from operations;

●	changes in circumstances and challenges in business conditions, including decreased demand, which may negatively impact our channel partners’ ability to sell the current inventory they hold and negatively impact their future purchases of software solutions from us;

●	increased demand for cloud-based services and the uncertainty associated with transitioning to providing such services;

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●	our partners having insufficient financial resources to withstand changes and challenges in business conditions;

●	disruptions in our channel or termination of our relationship with important partners, including as a result of consolidation among distributors and resellers of security solutions;

●	insolvency, credit or other difficulties confronting our key channel partners, which could affect their ability to purchase or pay for our software solutions;

●	policy changes and uncertainty with respect to immigration laws, trade policy and tariffs, including increased tariffs applicable to countries where we manufacture our hardware, foreign imports and tax laws related to international commerce;

●	future accounting pronouncements or changes in our accounting policies as well as the significant costs that may be incurred to adopt and comply with these new pronouncements; and

●	legislative or regulatory changes, such as with respect to privacy, information and cybersecurity, exports, the environment, regional component bans, and requirements for local manufacture.

Any one of the factors above or the cumulative effect of some of the factors referred to above may result in significant fluctuations in our quarterly financial and other operating results. This variability and unpredictability could result in our failing to meet our internal operating plan or the expectations of securities analysts or investors for any period. If we fail to meet or exceed such expectations for these or any other reasons, the market price of our shares could fall substantially and we could face costly lawsuits, including securities class action suits. Accordingly, in the event of revenue shortfalls, we are generally unable to mitigate the negative impact on margins in the short term.

We rely heavily on our reselling partners and our ability to work with suitable partners may impact our growth plans.

Within our partner network, our two largest distribution relationship accounted for over 49.5% of our total revenues in our fiscal year ended March 31, 2024 and 50.8% of our total revenues in our fiscal year ended March 31, 2023. We continue to engage with new partners and expand our existing relationships to mitigate customer concentration risk. Additionally, we are in discussions with multiple potential partners in Southeast Asia to address the Southeast Asia market and there are no assurances we will find a suitable qualified partners.

If we are unable to develop and introduce new software solutions and improve existing software solutions in a cost-effective and timely manner, then our competitive position may be negatively impacted and our business, results of operations, and financial condition may be adversely affected.

If we are unable to adapt to rapidly evolving technological advancements and market demands within the enterprise network software sector, our competitive position could be undermined, leading to adverse effects on our business, results of operations, and financial condition. The network software industry is characterized by swift changes in customer preferences, emerging security threats, and evolving performance expectations. Failing to anticipate and address these shifts could result in our solutions becoming outdated or less effective, which may cause customers to seek alternatives from our competitors. Additionally, the complex nature of SD-WAN, SASE, and SIEM solutions demand continuous R&D efforts to ensure compatibility with new networking protocols, hardware platforms, and cloud architectures. Delays or inefficiencies in the development processes could hinder our ability to capture new market opportunities and retain existing customers. Therefore, our inability to proactively develop and introduce innovative solutions, as well as enhance our existing offerings, could weaken our competitive stance and negatively impact our overall business prospects.

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We invest significantly in research and development, and to the extent our research and development efforts are unsuccessful, our competitive position may be negatively impacted and our business, results of operations, and financial condition may be adversely affected.

Our success depends heavily on our ability to attract and retain highly skilled and experienced R&D personnel. The network software industry is marked by rapid technological advancements, evolving market trends, and intense competition. If we fail to effectively recruit and retain top-tier R&D personnel, our capacity to innovate, develop new solutions, and enhance existing software solutions may be compromised. Competition for skilled engineers and developers is strong, and an inability to assemble a proficient R&D team could hinder our ability to respond promptly to market demands and stay ahead of technological shifts. Though we mitigate this with our robust talent development pipeline, a shortage of qualified candidates may negatively impact our performance. Furthermore, if key R&D personnel were to leave or if we encounter challenges in maintaining a collaborative and innovative work environment, our research outcomes might suffer, negatively impacting the quality and speed of our software development. In such scenarios, our competitive standing could weaken, potentially leading to a decline in market share, revenue, and overall business performance.

We operate in a highly competitive market.

The intense competition within our market poses a risk to our business operations, financial performance, and overall market position. Our industry is comprised of a number of players, including both established companies and emerging startups. As a result, we face pressure to differentiate our offerings, maintain competitive pricing, and consistently deliver high-quality solutions. If we fail to navigate this competitive landscape, we could experience challenges in acquiring new customers, expanding our market share, and retaining existing customers. Furthermore, the emergence of new competitors or the rapid advancement of alternative technologies could disrupt our current business model. Therefore, our ability to successfully compete is critical to our long-term success.

Increases in costs of the materials and other components that we use in our solutions would adversely affect our business, results of operations, and financial condition.

Fluctuations or increases in the costs of materials and components to our hardware or software solutions pose a risk to our business. When customers cannot host our software solutions, we procure hardware components to deploy to customer sites. Any significant rise in these costs, whether due to supply chain disruptions, market volatility, or external factors, could lead to elevated production expenses and impact our profit margins or customer demand if the cost is passed on. Failure to manage and mitigate these cost pressures could impact profitability or revenue. Additionally, if we are unable to adapt to changing cost dynamics, it could impede our ability to invest in R&D or expansion efforts, further limiting our growth prospects. Therefore, our capability to effectively manage material and component costs is a factor in our operational resilience and long-term financial success.

Adverse economic conditions, such as a possible recession and possible impacts of inflation or stagflation, increasing or decreasing interest rates, reduced information technology spending or any economic downturn or recession, may adversely impact our business.

Our business depends on the overall demand for information technology and on the economic health of our current and prospective customers. In addition, the purchase of our software solutions is often discretionary and may involve a significant commitment of capital and other resources. Weak global and regional economic conditions, fluctuating spending environments, a potential recession, the effects of ongoing or increased inflation, possible stagflation in certain geographies, variable interest rates, geopolitical instability and uncertainty, a reduction in information technology spending regardless of macroeconomic conditions, the effects of epidemics and pandemics, and the impact of the war in Ukraine each could have a material adverse impact on our financial condition, results of operations, and our business. Our inability to mitigate any of the foregoing events may result in longer sales cycles, a decrease in prices of our software solutions, increased component costs, higher default rates among our channel partners, reduced unit sales, or a decline in growth.

The existence of inflation in certain economies has resulted in, and may continue to result in, increasing or decreasing interest rates and capital costs, increased component or shipping costs, increased costs of labor, weakening exchange rates and other similar effects. We may not be able to successfully mitigate these risks in a timely manner. These economic challenges may also adversely impact spending patterns by our distributors, resellers and end-customers.

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Our billings, revenue and free cash flow growth may slow or may not continue, and our operating margins may decline.

We may experience slowing growth or a decrease in billings, revenue, operating margin and free cash flow for a number of reasons, including a slowdown in demand for our hardware or software solutions, a shift in demand from hardware to software solutions, decrease in revenue growth, increased competition, worldwide or regional economic challenges based on inflation or possible stagflation, a regional or global recession, rising interest rates, the war in Ukraine, a decrease in the growth of our overall market or softness in demand in certain geographies or industry verticals, such as the service provider industry, changes in our strategic opportunities, execution risks, lower sales productivity and our failure for any reason to continue to capitalize on sales and growth opportunities due to other risks identified in the risk factors described in this prospectus. Our expenses, as a percentage of total revenue, may be higher than expected if our revenue is lower than expected. If our investments in sales and marketing and other functional areas do not result in expected billings and revenue growth, we may experience margin declines. In addition, we may not be able to sustain profitability in future periods if we fail to increase billings, revenue or deferred revenue, and do not appropriately manage our cost structure, free cash flow, or encounter unanticipated liabilities. As a result, any failure by us to maintain profitability and margins and continue our billings, revenue and free cash flow growth could cause the price of our common stock to materially decline.

We are dependent on the continued services and performance of our senior management, the loss of any of whom could adversely affect our business, operating results and financial condition.

Our future performance depends on the continued services and continuing contributions of our senior management to execute on our business plan and to identify and pursue new opportunities and software solutions. The loss of services of members of senior management, or of any of our senior sales leaders or functional area leaders, could significantly delay or prevent the achievement of our development and strategic objectives. The loss of the services or the distraction of our senior management for any reason could adversely affect our business, financial condition and results of operations.

Dr. Bhaskar and Ms. Datta are the primary inventors of our Company’s technology and have been instrumental in developing key partnerships. While our management team also supports the continuing operations, our two founders continue to play a key role in the company and in developing new ideas and building new partnerships.

If we are unable to attract, retain, and motivate key employees, then our business, results of operations, and financial condition would be adversely affected.

Hiring and retaining qualified executives, developers, engineers, technical staff, and sales representatives are critical to our business. The competition for highly skilled employees in our industry is increasingly intense. Competitors for technical talent increasingly may seek to hire our employees. Changes in the interpretation and application of employment-related laws to our workforce practices may also result in increased operating costs and less flexibility in how we meet our changing workforce needs. To help attract, retain, and motivate qualified employees, we intend to use employee incentives such as share-based awards. Our employee hiring and retention also depend on our ability to build and maintain a diverse and inclusive workplace culture and be viewed as an employer of choice. If our share-based or other compensation programs and workplace culture cease to be viewed as competitive, our ability to attract, retain, and motivate employees would be weakened, which would harm our results of operations. Equity compensation has been, and will continue to be, an important part of our future compensation strategy and a significant component of our future expenses, which we expect to increase over time. Moreover, sustained declines in our stock price can reduce the retention value of our share-based awards. If we do not effectively hire, onboard, retain, and motivate key employees, then our business, results of operations, and financial condition would be adversely affected.

Changes in our management team can also disrupt our business. Our management and senior leadership team has significant industry experience, and their knowledge and relationships would be difficult to replace. Leadership changes may occur from time to time, and we cannot predict whether significant resignations will occur or whether we will be able to recruit qualified personnel.

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We may need to raise additional capital in the future, which may not be available on terms acceptable to us, or at all.

A majority of our operating expenses are for sales and marketing, and R&D activities. Our capital requirements will depend on many factors, including, but not limited to:

●	technological advancements;
●	market acceptance of our solutions and solution enhancements, and the overall level of sales of our software solutions;
●	R&D expenses;
●	our relationships with our customers and partners;
●	our ability to control costs;
●	sales and marketing expenses;
●	enhancements to our infrastructure and systems and any capital improvements to our facilities;
●	working capital for inventory;
●	potential acquisitions of businesses and product lines; and
●	general economic conditions, including, inflation, rising interest rates, and international conflicts and their impact on the tech industry in particular.

If our capital requirements are materially different from those currently planned, we may need additional capital sooner than anticipated. If additional funds are raised through the issuance of equity or convertible debt securities, our stockholders may be diluted. Additional financing may not be available on favorable terms, on a timely basis, or at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to continue our operations as planned, develop or enhance our solutions, expand our sales and marketing programs, take advantage of future opportunities, or respond to competitive pressures.

Risks Related to Our Sales and End-Customers

If we do not increase the effectiveness of our sales organization, we may have difficulty adding new end-customers or increasing sales to our existing end-customers and our business may be adversely affected.

Although we have a channel sales model, sales in our industry are complex and members of our sales organization often engage in direct interaction with our prospective end-customers, particularly for larger deals involving larger end-customers. Therefore, we continue to be substantially dependent on our sales organization to obtain new end-customers and sell additional software solutions and services to our existing end-customers. There is significant competition for sales personnel with the skills and technical knowledge that we require, including experienced enterprise sales employees and others. Our ability to grow our revenue depends, in large part, on our success in recruiting, training and retaining sufficient numbers of sales personnel to support our growth and on the effectiveness of our sales strategy, sales execution, and sales personnel selling successfully in different contexts, each of which has its own different complexities, approaches and competitive landscapes, such as managing and growing the channel business for sales to small businesses and more actively selling to the end-customer for sales to larger organizations. New hires require substantial training and may take significant time before they achieve full productivity. Our recent hires and planned hires may not become productive as quickly as we expect, and we may be unable to hire or retain sufficient numbers of qualified individuals in the markets where we do business or plan to do business. Furthermore, hiring sales personnel in new countries requires additional setup and upfront costs that we may not recover if the sales personnel fail to achieve full productivity. If our sales employees do not become fully productive on the timelines that we have projected, our revenue may not increase at anticipated levels and our ability to achieve long-term projections may be negatively impacted. If we are unable to hire and train sufficient numbers of effective sales personnel, the sales personnel are not successful in obtaining new end-customers or increasing sales to our existing customer base or sales personnel do not effectively sell our Enhanced Platform Technology software solutions, our business, operating results and prospects may be adversely affected. If we do not hire properly qualified and effective sales employees and organize our sales team effectively to capture the opportunities in the various customer segments we are targeting, our growth and ability to effectively support growth may be harmed.

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In addition, in light of macroeconomic trends and in the event of sales execution challenges for any reason, we may face excess sales capacity, low sales productivity generally, and a decline in productivity in our sales organization. If we are not able to align our sales capacity and market demand, or if the productivity of our sales organization decreases, our operating results and financial condition could be harmed.

Unless we continue to develop better market awareness of our company and our software solutions, and to improve lead generation and sales enablement, our revenue may not continue to grow.

Increased market awareness of our capabilities and software services and increased lead generation are essential to our continued growth and our success in all of our markets, particularly the market for sales to large businesses, service providers and government organizations. While we have increased our investments in sales and marketing, it is not clear that these investments will continue to result in increased revenue. If our investments in additional sales personnel or our marketing programs are not successful in continuing to create market awareness of our company and software solutions or increasing lead generation, in growing billings for our broad software solutions or if we experience turnover and disruption in our sales and marketing teams, we may not be able to achieve sustained growth, and our business, financial condition and results of operations may be adversely affected.

Risks Related to Our Industry, Customers, Software and Services

We face competition in our market and we may not maintain or improve our competitive position.

The market for network security software solutions is competitive and dynamic and we expect to face competitors across different cybersecurity markets.

Some of our existing and potential competitors enjoy competitive advantages such as:

●	greater name recognition and/or longer operating histories;

●	larger sales and marketing budgets and resources;

●	broader distribution and established relationships with distribution partners and end-customers;

●	access to larger customer bases;

●	greater customer support resources;

●	greater resources to make acquisitions;

●	stronger U.S. government relationships;

●	lower labor and development costs; and

●	substantially greater financial, technical and other resources.

In addition, certain of our larger competitors have broader product offerings, and leverage their relationships based on other products or incorporate functionality into existing products in a manner that discourages customers from purchasing our software solutions. These larger competitors often have broader product lines and market focus, and are in a better position to withstand any significant reduction in capital spending by end-customers in these markets. Therefore, these competitors will not be as susceptible to downturns in a particular market. Also, many of our smaller competitors that specialize in providing protection from a single type of security threat are often able to deliver these specialized security products to the market more quickly than we can.

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Conditions in our markets could change rapidly and significantly as a result of technological advancements or continuing market consolidation. Our competitors and potential competitors may also be able to develop products or services, and leverage new business models, that are equal or superior to ours, achieve greater market acceptance of their products and services, disrupt our markets, and increase sales by utilizing different distribution channels than we do. In addition, current or potential competitors may be acquired by third parties with greater available resources, and new competitors may arise pursuant to acquisitions of network security companies or divisions. As a result of such acquisitions, competition in our market may continue to increase and our current or potential competitors might be able to adapt more quickly to new technologies and customer needs, devote greater resources to the promotion or sale of their products and services, initiate or withstand substantial price competition, take advantage of acquisition or other opportunities more readily, or develop and expand their product and service offerings more quickly than we do. In addition, our competitors may bundle products and services competitive with ours with other products and services. Customers may accept these bundled products and services rather than separately purchasing our software solutions and services. As our customers refresh the security products bought in prior years, they may seek to consolidate vendors, which may result in current customers choosing to purchase products from our competitors on an ongoing basis. Due to budget constraints or economic downturns, organizations may be more willing to incrementally add solutions to their existing network security infrastructure from competitors than to replace it with our solutions. These competitive pressures in our market or our failure to compete effectively may result in price reductions, fewer customer orders, reduced revenue and gross margins and loss of market share.

If our new software solutions and enhancements do not achieve sufficient market acceptance, our results of operations and competitive position will suffer.

We spend substantial amounts of time and money to internally develop software solutions and enhance versions of our software in order to incorporate additional features, improved functionality or other enhancements in order to meet our customers’ rapidly evolving demands for network security in our highly competitive industry. When we develop a software solution, or an enhanced version of an existing software, we typically incur expenses and expend resources upfront to market, promote and sell the new offering. Therefore, when we develop and introduce new or enhanced software solutions, they must achieve high levels of market acceptance in order to justify the amount of our investment in developing and bringing them to market.

Our new hardware, software solutions or enhancements could fail to attain sufficient market acceptance for many reasons, including:

●	delays in releasing our new hardware, software solutions or enhancements to the market;

●	failure to accurately predict market demand in terms of hardware and software functionality and to supply hardware and software solutions that meet this demand in a timely fashion;

●	failure to have the appropriate R&D expertise and focus to make our top strategic software solutions successful;

●	failure of our sales force and partners to focus on selling new hardware and software solutions;

●	inability to interoperate effectively with the networks or applications of our prospective end-customers;

●	inability to protect against new types of attacks or techniques used by hackers;

●	actual or perceived defects, vulnerabilities, errors or failures;

●	negative publicity about their performance or effectiveness;

●	introduction or anticipated introduction of competing products and services by our competitors;

●	poor business conditions for our end-customers, causing them to delay IT purchases;

●	changes to the regulatory requirements around security; and

●	reluctance of customers to purchase software solutions that incorporate open-source software.

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If our new hardware, software solutions or enhancements do not achieve adequate acceptance in the market, our competitive position will be impaired, our revenue will be diminished and the effect on our operating results may be particularly acute because of the significant research, development, marketing, sales and other expenses we incurred in connection with our offerings.

Demand for our software solutions may be limited by market perception that individual software solutions from one vendor that provide multiple layers of security protection in one offering are inferior to point solution network security solutions from multiple vendors.

Sales of many of our software solutions depend on increased demand for incorporating broad security functionality into one application. If the market for these solutions fails to grow as we anticipate, our business will be negatively impacted. Target customers may view “all-in-one” network security solutions as inferior to security solutions from multiple vendors based on their perception that security functions from one vendor restrict users from choosing amongst the wide range of dedicated security applications available. Target customers might also perceive that, by combining multiple security functions into a single platform, our solutions create a “single point of failure” in their networks, which means that an error, vulnerability or failure of our offerings may place the entire network at risk. In addition, the market perception that “all-in-one” solutions may be suitable only for small and medium-sized businesses because such solution lacks the performance capabilities and functionality of other solutions may harm our sales to large businesses, service provider and government organization end-customers. If the foregoing concerns and perceptions become prevalent, even if there is no factual basis for these concerns and perceptions, or if other issues arise with our market in general, demand for multi-security functionality software solutions could be severely limited, which would limit our growth and harm our business, financial condition and results of operations. Further, a successful and publicized targeted attack against us, exposing a “single point of failure”, could significantly increase these concerns and perceptions and may harm our business and results of operations.

If functionality similar to that offered by our software solutions is incorporated into our competitors’ existing network infrastructure products, our customers may decide against adding our appliances to their network, which would have an adverse effect on our business.

Large, well-established providers of networking equipment and may continue to introduce, network security features that compete with our software solutions, either in standalone security products or as additional features in their network infrastructure products. The inclusion of, or the announcement of an intent to include, functionality perceived to be similar to that offered by our security solutions that are already generally accepted as necessary components of network architecture may have an adverse effect on our ability to market and sell our software solutions. Furthermore, even if the functionality offered by network infrastructure providers is more limited than our software solutions, a significant number of customers may elect to accept such limited functionality in lieu of adding appliances from an additional vendor such as us. Many organizations have invested substantial personnel and financial resources to design and operate their networks and have established deep relationships with other providers of networking products, which may make them reluctant to add new components to their networks, particularly from other vendors such as us. If organizations are reluctant to add additional network infrastructure from new vendors or otherwise decide to work with their existing vendors, our business, financial condition and results of operations will be adversely affected.

Because some of the key components in our hardware come from limited sources of supply, we are susceptible to supply shortages, long or uncertain lead times for components, and supply changes, each of which could disrupt or delay our scheduled software deliveries to our customers, result in inventory shortage, cause loss of sales and customers or increase component costs resulting in lower gross margins and free cash flow.

Our contract manufacturers currently purchase several key parts and components for our hardware from limited sources of supply. We are therefore subject to the risk of shortages or uncertain lead times in the supply of these components and the risk that component suppliers may discontinue or modify components used in our software. We have in the past experienced uncertain lead times for certain components. The introduction by component suppliers of new versions of their products, particularly if not anticipated by us or our contract manufacturers, could require us to expend significant resources to incorporate these new components into our solutions. In addition, if these suppliers were to discontinue production of a necessary part or component, we would be required to expend significant resources and time in locating and integrating replacement parts or components from another vendor. Qualifying additional suppliers for limited source parts or components can be time-consuming and expensive.

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If we are unable to obtain sufficient quantities of hardware, we may have to find alternate sources. This could result in a delay and cancellation of orders, lost sales, reduced gross margins or damage to our end-customer relationships, which would adversely impact our business, financial condition, results of operations and prospects. Additionally, if actual demand does not directly match with our demand forecasts, due to our purchase order commitments, we could be required to accept or pay for components and finished goods. This may result in us discounting our hardware or excess or obsolete inventory, which we would be required to write down to its estimated realizable value, which in turn could result in lower gross margins. Our reliance on a limited number of suppliers involves several additional risks, including:

●	a potential inability to obtain an adequate supply of required parts or components when required;

●	financial or other difficulties faced by our suppliers;

●	infringement or misappropriation of our intellectual property (“IP”);

●	price increases;

●	failure of a component to meet environmental or other regulatory requirements;

●	failure to meet delivery obligations in a timely fashion;

●	failure in component quality; and

●	inability to deliver software on a timely basis.

The occurrence of any of these events would be disruptive to us and could seriously harm our business. Any interruption or delay in the supply of any of these parts or components, or the inability to obtain these parts or components from alternate sources at acceptable prices and within a reasonable amount of time, would harm our ability to meet our scheduled hardware deliveries to our distributors, resellers and end-customers. This could harm our relationships with our channel partners and end-customers and could cause delays in the installation of our software solutions and adversely affect our results of operations. In addition, increased component costs could result in lower gross margins.

The sales prices of our hardware and software solutions may decrease, which may reduce our gross profits and operating margin and may adversely impact our financial results and the trading price of our common stock.

The sales prices for our software solutions may decline for a variety of reasons or the mix of our offerings may change, resulting in lower growth and margins based on a number of factors, including competitive pricing pressures, discounts or promotional programs we offer, a change in our available offerings and anticipation of the introduction of new software solutions. We have recently conducted such price decreases. Competition continues to increase in the market segments in which we participate, and we expect competition to further increase in the future, thereby leading to increased pricing pressures. Larger competitors with more diverse product offerings may reduce the price of products and services that compete with ours in order to promote the sale of other products or services or may bundle them with other products or services. Additionally, although we price our software solutions and services worldwide in U.S. dollars, currency fluctuations in certain countries and regions have in the past, and may in the future, negatively impact actual prices that partners and customers are willing to pay in those countries and regions. Furthermore, we anticipate that the sales prices and gross profits for our hardware and software solutions will decrease over product life cycles. We cannot ensure that we will be successful in developing and introducing new offerings with enhanced functionality on a timely basis, or that those offerings, if introduced, will enable us to maintain our prices, gross profits and operating margin at levels that will allow us to maintain profitability.

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The network security market is rapidly evolving and the complex technology incorporated in our software solutions make them difficult to develop. If we do not accurately predict, prepare for and respond promptly to technological and market developments and changing end-customer needs, our competitive position and prospects may be harmed.

The network security market is expected to continue to evolve rapidly. Moreover, many of our end-customers operate in markets characterized by rapidly changing technologies and business plans, which require them to add numerous network access points and adapt increasingly complex networks, incorporating a variety of hardware, software applications, operating systems and networking protocols. In addition, computer hackers and others who try to attack networks employ increasingly sophisticated techniques to gain access to and attack systems and networks. The technology in our software solutions is especially complex because it needs to effectively identify and respond to new and increasingly sophisticated methods of attack, while minimizing the impact on network performance. Additionally, some of our new offerings and enhancements may require us to develop new hardware architectures that involve complex, expensive and time-consuming R&D processes. Although the market expects rapid introduction of new software solutions and to respond to new threats, the development of these solutions is difficult, the timetable for their commercial release and availability is uncertain, and there can be long time periods between releases and availability of new software solutions. We have in the past and may in the future experience unanticipated delays in the availability of new offerings and fail to meet previously announced timetables for such availability. If we do not quickly respond to the rapidly changing and rigorous needs of our end-customers by developing, releasing and making available on a timely basis new software solutions or enhancements that can respond adequately to new security threats, our competitive position and business prospects may be harmed.

Our ability to sell our software solutions is dependent on our quality control processes and the quality of our technical support services, and our failure to offer high-quality technical support services could have a material adverse effect on our sales and results of operations.

Once our software solutions are deployed within our end-customers’ networks, our end-customers depend on our technical support services, as well as the support of our partners and other third parties, to resolve any issues relating to our software. If we, our partners, or other third-parties do not effectively assist our customers in planning, deploying and operating our software, successfully help our customers resolve post-deployment issues, or provide effective ongoing support, our ability to sell additional software solutions to existing customers may be adversely affected and our reputation with potential customers could be damaged. Many large end-customers, and service providers or government organization end-customers, require higher levels of support than smaller end-customers because of their more complex deployments and more demanding environments and business models. If we, our channel partners or other third parties fail to meet the requirements of our larger end-customers, it may be more difficult to execute on our strategy to increase our penetration with large businesses, service providers and government organizations. Our failure to maintain high-quality support services could have a material adverse effect on our business, financial condition and results of operations and may subject us to litigation, reputational damage, loss of customers and additional costs.

Our business is subject to the risks of warranty claims, product returns, product liability and software defects.

Our software solutions are complex and, despite testing prior to their release, have contained and may contain undetected defects or errors, especially when first introduced or when new versions are released. Software errors have affected the performance and effectiveness of our software solutions and could delay the development or release of new offerings or new versions of our software. This may adversely affect our reputation and our end-customers’ willingness to buy software from us, result in litigation and disputes with customers, and adversely affect market acceptance or perception of our software solutions. Any such errors or delays in releasing new software solutions or new versions of our software or allegations of unsatisfactory performance could cause us to lose revenue or market share, increase our service costs, cause us to incur substantial costs in redesigning our software, cause us to lose significant end-customers, subject us to litigation, litigation costs and liability for damages and divert our resources from other tasks, any one of which could materially and adversely affect our business, results of operations and financial condition. Our software solutions must successfully interoperate with products from other vendors. As a result, when problems occur in a network, it may be difficult to identify the sources of these problems. The occurrence of hardware and software errors, whether or not caused by our offerings, could delay or reduce market acceptance of our software solutions and have an adverse effect on our business and financial performance, and any necessary revisions may cause us to incur significant expenses. The occurrence of any such problems could harm our business, financial condition, and results of operations.

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Although we generally have limitation of liability provisions in our standard terms and conditions of sale and back-to-back warranty from our hardware vendors, they may not fully or effectively protect us from claims if exceptions apply or if the provisions are deemed unenforceable, and in some circumstances, we may be required to indemnify a customer in full, without limitation, for certain liabilities, including liabilities that are not contractually limited. The sale and support of our software solutions also entail the risk of product liability claims. We maintain insurance to protect against certain claims associated with the use of our software, but our insurance coverage may not adequately cover any claim asserted against us, if at all, and in some instances may subject us to potential liability that is not contractually limited. In addition, even claims that ultimately are unsuccessful could result in our expenditure of funds in litigation and divert management’s time and other resources.

Our historical financial information may not be representative of our results as a public company.

The historical combined financial information included in this prospectus may not necessarily reflect our results of operations, financial position, and cash flows in the future or what they would have been had we been a public company during the fiscal years presented. Our historical financial data presented in this prospectus includes costs of our business, which may not, however, reflect the expenses we would have incurred as a public company for the fiscal years presented. Actual costs that may have been incurred if we had operated as a public company would depend on a number of factors, including the chosen organizational structure, the outsourcing of certain functions, and other strategic decisions.

Risks Related to Our Systems and Technology

If our internal enterprise IT networks, on which we conduct internal business and interface externally, our operational networks, through which we connect to customers, vendors and partners systems and provide services, or our research and development networks, our back-end labs and cloud stacks hosted in our data centers, colocation vendors or public cloud providers, through which we research, develop and host software solutions are compromised, public perception of our offerings may be harmed, our customers may be breached and harmed, we may become subject to liability, and our business, operating results and stock price may be adversely impacted.

Our success depends on the market’s confidence in our ability to provide effective network security protection. Despite our efforts and processes to prevent breaches of our internal networks, systems and websites, we are still vulnerable to computer viruses, break-ins, phishing attacks, ransomware attacks, attempts to overload our servers with denial-of-service, vulnerabilities in vendor hardware and software that we leverage, advanced persistent threats from sophisticated actors and other cyber-attacks and similar disruptions from unauthorized access to our internal networks, systems or websites. Our security measures may also be breached due to employee error, malfeasance or otherwise, which breaches may be more difficult to detect than outsider threats, and the existing programs and trainings we have in place to prevent such insider threats may not be effective or sufficient. Third parties may also attempt to fraudulently induce our employees to transfer funds or disclose information in order to gain access to our networks and confidential information. Third parties may also send our customers or others malware or malicious emails that falsely indicate that we are the source, potentially causing lost confidence in us and reputational harm. We cannot guarantee that the measures we have taken to protect our networks, systems and websites will provide adequate security. Moreover, because we provide network security software, we may be a more attractive target for attacks by computer hackers and any security breaches and other security incidents involving us may result in more harm to our reputation and brand than companies that do not sell network security solutions. Hackers and malicious parties may be able to develop and deploy viruses, worms, ransomware and other malicious software programs that attack our software and customers’ data and privacy, that impersonate our update servers in an effort to access customer networks and negatively impact customers, or otherwise exploit any security vulnerabilities of our software, or attempt to fraudulently induce our employees, customers or others to disclose passwords or other sensitive information or unwittingly provide access to our internal networks, systems or data.

Although we take numerous measures and implement multiple layers of security to protect our networks, we cannot guarantee that our security software, processes and services will secure against all threats. Further, we cannot be sure that third parties have not been, or will not in the future be, successful in improperly accessing our systems and our customers’ systems, which could negatively impact us and our customers. An actual breach could significantly harm us and our customers, and an actual or perceived breach, or any other actual or perceived data security incident, threat or vulnerability, that involves our supply chains, networks, systems or websites and/or our customers’ supply chains, networks, systems or websites could adversely affect the market perception of our software and services and investor confidence in our company. We could also be subject to liability and litigation and reputational harm and our partners and end-customers may be harmed, lose confidence in us and decrease or cease using our software solutions and services. Any breach of our internal networks, systems or websites could have an adverse effect on our business, operating results and stock price.

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Our business and operations have experienced growth in recent periods, and if we do not effectively manage any future growth or are unable to improve our systems, processes, and controls, our operating results could be adversely affected.

We have experienced growth and increased demand for our software solutions and subscriptions since 2020. As we have grown, our number of end-customers has increased, and we have managed more complex deployments of our software solutions and subscriptions with larger end-customers. The growth and expansion of our business and software, subscriptions, and support offerings places a significant strain on our management, operational, and financial resources. To manage any future growth effectively, we must continue to improve and expand our information technology and financial infrastructure, our operating and administrative systems and controls, and our ability to manage headcount, capital, and processes in an efficient manner.

We may not be able to successfully implement, scale, or manage improvements to our systems, processes, and controls in an efficient or timely manner, which could result in material disruptions of our operations and business. In addition, our existing systems, processes, and controls may not prevent or detect all errors, omissions, or fraud. We may also experience difficulties in managing improvements to our systems, processes, and controls, or in connection with third-party software licensed to help us with such improvements. Any future growth would add complexity to our organization and require effective coordination throughout our organization. Failure to manage any future growth effectively could result in increased costs, disrupt our existing end-customer relationships, reduce demand for or limit us to smaller deployments of our software, or materially harm our business performance and operating results.

Risks Related to Our Intellectual Property

Our proprietary rights may be difficult to enforce and we may be subject to claims by others that we infringe their propriety technology.

We rely primarily on patent, trademark, copyright and trade secrets laws and confidentiality procedures and contractual provisions to protect our technology. Valid patents may not issue from our pending applications, and the claims eventually allowed on any patents may not be sufficiently broad to protect our technology or software. Any issued patents may be challenged, invalidated or circumvented, and any rights granted under these patents may not actually provide adequate defensive protection or competitive advantages to us. Patent applications in the United States are typically not published until at least 18 months after filing, or, in some cases, not at all, and publications of discoveries in industry-related literature lag behind actual discoveries. We cannot be certain that we were the first to make the inventions claimed in our pending patent applications or that we were the first to file for patent protection. Additionally, the process of obtaining patent protection is expensive and time-consuming, and we may not be able to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. In addition, recent changes to the patent laws in the United States may bring into question the validity of certain software patents and may make it more difficult and costly to prosecute patent applications. As a result, we may not be able to obtain adequate patent protection or effectively enforce our issued patents.

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Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our software or obtain and use information that we regard as proprietary. We generally enter into confidentiality or license agreements with our employees, consultants, vendors and customers, and generally limit access to and distribution of our proprietary information. However, we cannot guarantee that the steps taken by us will prevent misappropriation of our technology. Policing unauthorized use of our technology or software is difficult. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as the laws of the United States, and many foreign countries do not enforce these laws as diligently as government agencies and private parties in the United States. From time to time, legal action by us may be necessary to enforce our patents and other IP rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could negatively affect our business, operating results and financial condition. If we are unable to protect our proprietary rights (including aspects of our software protected other than by patent rights), we may find ourselves at a competitive disadvantage to others who need not incur the additional expense, time and effort required to create the innovative software that have enabled us to be successful to date.

Further, our ability to compete effectively depends in part on our ability to develop and maintain the proprietary aspects of our technology. Our policy is to obtain appropriate proprietary rights protection for any potentially significant new technology acquired or developed by us. We hold 13 U.S. patents, and provisional patent filings.

In addition to patent laws, we rely on copyright and trade secret laws to protect our proprietary rights. We attempt to protect our trade secrets and other proprietary information through agreements with channel partners, distributors, other customers and suppliers, proprietary information agreements with our employees and consultants, and other similar measures. Our primary trademarks are for our name and software names. We cannot be certain that we will be successful in protecting our proprietary rights. While we believe our patents, patent applications, software and other proprietary know-how have value, changing technology makes our future success dependent principally upon our ability to successfully achieve continuing innovation.

Litigation may be necessary in the future to enforce our proprietary rights, to determine the validity and scope of the proprietary rights of others, or to defend us against claims of infringement or invalidity by others. An adverse outcome in such litigation or similar proceedings could subject us to significant liabilities to third parties, require disputed rights to be licensed from others or require us to cease marketing or using certain software, any of which could have a material adverse effect on our business, financial condition, and results of operations. In addition, the cost of addressing any IP litigation claim, both in legal fees and expenses, as well as from the diversion of management’s resources, regardless of whether the claim is valid, could be significant and could have a material adverse effect on our business, financial condition, and results of operations.

Claims by others that we infringe their proprietary technology or other litigation matters could harm our business.

Patent and other IP disputes are common in the software related technology industry. As the number of products and competitors in our market increases and overlaps occur, infringement claims may increase. Any claim of infringement by a third party, even those without merit, could cause us to incur substantial costs defending against the claim and could distract our management from our business. In addition, litigation may involve patent holding companies, non-practicing entities or other adverse patent owners who have no relevant product revenue and against whom our own patents may therefore provide little or no deterrence or protection.

Although third parties may offer a license to their technology, the terms of any offered license may not be acceptable, and the failure to obtain a license or the costs associated with any license could cause our business, financial condition and results of operations to be materially and adversely affected. In addition, some licenses may be non-exclusive and, therefore, our competitors may have access to the same technology licensed to us.

Alternatively, we may be required to develop non-infringing technology, which could require significant time, effort and expense, and may ultimately not be successful. Furthermore, a successful claimant could secure a judgment or we may agree to a settlement that prevents us from providing certain software solutions that requires us to pay substantial damages (including treble damages if we are found to have willfully infringed such claimant’s patents or copyrights), royalties or other fees. Any of these events could seriously harm our business, financial condition and results of operations.

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Other Risks Related to Our Business and Financial Position

Failure to comply with laws and regulations applicable to our business could subject us to fines and penalties and could also cause us to lose end-customers in the public sector or negatively impact our ability to contract with the public sector.

Our business is subject to regulation by various federal, state, regional, local and foreign governmental agencies, including agencies responsible for monitoring and enforcing employment and labor laws, workplace safety, environmental laws, consumer protection laws, anti-bribery laws, data privacy laws, import and export controls, federal securities laws and tax laws and regulations. In certain jurisdictions, these regulatory requirements may vary from those in the United States. Non-compliance with applicable regulations or requirements could subject us to investigations, sanctions, enforcement actions, disgorgement of profits, fines, damages and civil and criminal penalties or injunctions. If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, operating results and financial condition could be adversely affected. In addition, responding to any action will likely result in a significant diversion of management’s attention and resources and an increase in professional fees. Enforcement actions and sanctions could harm our business, operating results and financial condition.

Selling our solutions to the U.S. government, whether directly or through channel partners, also subjects us to certain regulatory and contractual requirements, government permit and clearance requirements and other risks. Failure to comply with these requirements or to obtain and maintain government permits and clearances required to do certain business, by either us or our channel partners, could subject us to investigations, fines, suspension, limitations on business or debarment from doing business with the U.S. government or one of its divisions, as well as other penalties, damages and reputational harms, which could have an adverse effect on our business, operating results, financial condition and prospects. Any violations of regulatory and contractual requirements could result in us being suspended or debarred from future government contracting. Any of these outcomes could have an adverse effect on our revenue, operating results, financial condition and prospects.

These laws, regulations and other requirements impose added costs on our business, and failure to comply with these or other applicable regulations and requirements, including non-compliance in the past, could lead to claims for damages from our channel partners, penalties, termination of contracts, loss of exclusive rights in our IP and temporary suspension, permanent debarment from government contracting, or other limitations on doing business. Any such damages, penalties, disruptions or limitations in our ability to do business with the public sector could have an adverse effect on our business and operating results.

We are subject to governmental export and import controls that could subject us to liability or restrictions on sales, and that could impair our ability to compete in international markets.

Because we incorporate encryption technology into our software solutions, certain of our software are subject to U.S. export controls and may be exported outside the United States only with the required export license or through an export license exception, or may be prohibited altogether from export to certain countries. If we were to fail to comply with U.S. export laws, U.S. Customs regulations and import regulations, U.S. economic sanctions and other countries’ import and export laws, we could be subject to substantial civil and criminal penalties, including fines for the company and incarceration for responsible employees and managers, and the possible loss of export or import privileges. In addition, if our partners fail to obtain appropriate import, export or re-export licenses or permits (e.g., for stocking orders placed by our partners), we may also be adversely affected through reputational harm and penalties and we may not be able to provide support related to appliances shipped pursuant to such orders. Obtaining the necessary export license for a particular sale may be time-consuming and may result in the delay or loss of sales opportunities.

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Furthermore, U.S. export control laws and economic sanctions prohibit the shipment of certain products to U.S. embargoed or sanctioned countries, governments and persons, such as the sanctions and trade restrictions that have been implemented against Russia and Belarus. Even though we take precautions to prevent our hardware from being shipped to U.S. sanctioned targets, our hardware could be shipped to those targets by our partners, despite such precautions. Any such shipment could have negative consequences including government investigations and penalties and reputational harm. In addition, various countries regulate the import of certain encryption technology, including import permitting and licensing requirements, and have enacted laws that could limit our ability to distribute our software or could limit our customers’ ability to implement our software solutions in those countries. Changes in our hardware and software or changes in export and import regulations may create delays in the introduction of our hardware and software solutions in international markets, or, in some cases, prevent the export or import of our software to certain countries, governments or persons altogether. Any change in export or import regulations, economic sanctions or related legislation, shift in the enforcement or scope of existing regulations, or change in the countries, governments, persons or technologies targeted by such regulations, could result in decreased use of our software solutions by, or in our decreased ability to export or sell our software solutions to, existing or potential customers with international operations. Any decreased use of our hardware and software or limitation on our ability to export or sell our hardware and software would likely adversely affect our business, financial condition and results of operations.

Investors’ expectations of our performance relating to environmental, social and governance factors may impose additional costs and expose us to new risks.

There is an increasing focus from certain investors, employees, customers and other stakeholders concerning corporate responsibility, specifically related to ESG matters. Some investors may use these non-financial performance factors to guide their investment strategies and, in some cases, may choose not to invest in us if they believe our policies and actions relating to corporate responsibility are inadequate. The growing investor demand for measurement of non-financial performance is addressed by third-party providers of sustainability assessment and ratings on companies. The criteria by which our corporate responsibility practices are assessed may change due to the constant evolution of the sustainability landscape, which could result in greater expectations of us and cause us to undertake costly initiatives to satisfy such new criteria. If we elect not to or are unable to satisfy such new criteria, investors may conclude that our policies and/or actions with respect to corporate social responsibility are inadequate. We may face reputational damage in the event that we do not meet the ESG standards set by various constituencies.

If we fail to satisfy the expectations of investors, customers, employees, and other stakeholders or our initiatives are not executed as planned, our reputation and business, operating results and financial condition could be adversely impacted. In addition, the SEC has also proposed a draft rule that requires climate disclosures in financial filings. To the extent the SEC proposal becomes effective for our Company, we will be required to establish additional internal controls, engage additional consultants and incur additional costs related to evaluating, managing and reporting on our environmental impact and climate-related risks and opportunities. If we fail to implement sufficient oversight or accurately capture and disclose on environmental matters, our reputation, business, operating results and financial condition may be materially adversely affected.

We have incurred indebtedness and may incur other debt in the future, which may adversely affect our financial condition and future financial results.

As of March 31, 2024, we incurred an aggregate of $2,500,000 of indebtedness outstanding under the Celtic Promissory Note.

Under the agreements governing our indebtedness, we are permitted to incur additional debt. This debt, and any debt that we may incur in the future, may adversely affect our financial condition and future financial results by, among other things:

● increasing our vulnerability to downturns in our business, competitive pressures, and adverse economic and industry conditions;

● requiring the dedication of a portion of our expected cash from operations to service our indebtedness, thereby reducing the amount of expected cash flow available for other purposes, including capital expenditures, share repurchases and acquisitions; and

● limiting our flexibility in planning for, or reacting to, changes in our businesses and our industries;

If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required, among other things, to seek additional financing in the debt or equity markets, refinance or restructure all or a portion of our indebtedness, sell selected assets or reduce or delay planned capital, operating or investment expenditures. Such measures may not be sufficient to enable us to service our debt.

The repayment obligations under the outstanding debt may have the effect of discouraging, delaying or preventing a takeover of our company. If we were required to pay the note prior to their scheduled maturity, it could have a negative impact on our cash position and liquidity and impair our ability to invest financial resources in other strategic initiatives.

In addition, changes by any rating agency to our credit rating may negatively impact the value and liquidity of our debt, as well as affect our ability to obtain additional financing in the future and may negatively impact the terms of any such financing.

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Risks Related to Finance, Accounting and Tax Matters

If our estimates or judgments relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our operating results could fall below expectations of securities analysts and investors, resulting in a decline in our stock price.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates.” Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of securities analysts and investors, resulting in a decline in our stock price. Significant assumptions and estimates used in preparing our condensed consolidated financial statements include those related to revenue recognition, deferred contract costs and commission expense, accounting for business combinations, contingent liabilities and accounting for income taxes.

We are affected by fluctuations in currency exchange rates, including those in connection with recent inflationary trends in the United States.

We are exposed to both adverse and advantageous movements in currency exchange rates. Our functional currency is the U.S. dollar, and we incur financial expenses in connection with fluctuations in value due to foreign exchange differences between our monetary assets and liabilities denominated in United States dollars and, to a much lesser extent, the Indian Rupee, and other currencies. Although most of our sales occur in U.S. dollars, and our financial results are reported in U.S. dollars, a portion of our payroll and other operating expenses are accrued in Indian Rupees. An increase in the value of the dollar will increase the real cost to our customers of our solutions in those markets outside the U.S. where we sell in dollars. Changes in exchange rates would adversely affect our business, results of operations, and financial condition.

We could be subject to changes in our tax rates, the adoption of new U.S. or international tax legislation, exposure to additional tax liabilities or impacts from the timing of tax payments.

We are subject to taxes in the United States and other foreign jurisdictions. Our provision for income taxes is subject to volatility and could be adversely affected by several factors, many of which are outside of our control. These include:

●	the mix of earnings in countries with differing statutory tax rates or withholding taxes;

●	changes in the valuation of our deferred tax assets and liabilities;

●	transfer pricing adjustments;

●	increases to corporate tax rates;

●	changes in availability of tax credits and/or tax deductions;

●	the timing of tax payments;

●	tax costs related to intercompany realignments;

●	tax assessments resulting from income tax audits or any related tax interest or penalties that could significantly affect our provision for income taxes for the period in which the settlement takes place; and

●	changes in accounting principles, court decisions, tax rulings, and interpretations of or changes to tax laws, and regulations by international, federal or local governmental authorities.

Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, we consider all available evidence, including past operating results, estimates of future taxable income and the feasibility of tax planning strategies. In the event that we change our determination as to the amount of deferred tax assets that can be realized, we will adjust our valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made.

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Forecasting our estimated annual effective tax rate is complex and subject to uncertainty, and there may be material differences between our forecasted and actual tax rates.

Forecasts of our income tax position and effective tax rate are complex, subject to uncertainty and periodic updates because our income tax position for each year combines the effects of a mix of profits earned and losses incurred by us in various tax jurisdictions with a broad range of income tax rates, as well as changes in the valuation of deferred tax assets and liabilities, the impact of various accounting rules and changes to these rules and tax laws, the results of examinations by various tax authorities, and the impact of any acquisition, business combination or other reorganization or financing transaction. To forecast our global tax rate, we estimate our pre-tax profits and losses by jurisdiction and forecast our tax expense by jurisdiction. If the mix of profits and losses, our ability to use tax credits or our effective tax rate in a given jurisdiction differs from our estimate, our actual tax rate could be materially different than forecasted, which could have a material impact on our results of business, financial condition and results of operations. Additionally, our actual tax rate may be subject to further uncertainty due to potential changes in U.S. and foreign tax rules.

The Organization for Economic Co-operation and Development (the “OECD”), an international association comprised of 38 countries, including the United States, has issued and continues to issue guidelines and proposals that change various aspects of the existing framework under which our tax obligations are determined in many of the countries in which we do business. Due to our extensive international business activities, any changes in the taxation of such activities could increase our tax obligations in many countries and may increase our worldwide effective tax rate.

Risks Related to Ownership of Our Common Stock

As a public company, we will be subject to compliance initiatives that will require substantial time from our management and result in significantly increased costs that may adversely affect our operating results and financial condition.

The Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), Dodd-Frank and other rules implemented by the SEC and The Nasdaq Stock Market impose various requirements on public companies, including requiring changes in corporate governance practices. These requirements, as well as proposed corporate governance laws and regulations under consideration, may further increase our compliance costs. If compliance with these various legal and regulatory requirements diverts our management’s attention from other business concerns, it could have a material adverse effect on our business, financial condition and results of operations. Sarbanes-Oxley requires, among other things, that we assess the effectiveness of our internal control over financial reporting annually, and of our disclosure controls and procedures quarterly. Although our most recent assessment, testing and evaluation resulted in our conclusion that, as of March 31, 2024, our internal controls over financial reporting were effective, we cannot predict the outcome of our testing in 2025 or future periods and there can be no assurance that, in the future, our internal controls over financial reporting will be effective or deemed effective. The Company has put in place internal procedures to conduct secondary reviews of financial statements and enhanced internal controls. We may incur additional expenses and commitment of management’s time in connection with further evaluations, both of which could materially increase our operating expenses and accordingly reduce our operating results.

If securities or industry analysts stop publishing research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If we do not maintain adequate research coverage, if one or more of the analysts who cover us downgrades our stock or publishes inaccurate or unfavorable research about our business or if our results or forecasts fail to meet the expectations of research analysts and investors, our stock price could decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price and trading volume to decline. If securities analysts publish inaccurate positive information, stockholders could buy our stock and the stock price may later decline.

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General Risks

Global economic uncertainty, an economic downturn, the possibility of a recession, inflation, rising interest rates, weakening product demand caused by political instability, changes in trade agreements and conflicts such as the war in Ukraine, could adversely affect our business and financial performance.

Economic uncertainty in various global markets caused by political instability and conflict, such as the war in Ukraine, and economic challenges caused by the economic downturn, any resulting recession, inflation or rise in interest rates has resulted, and may continue to result, in weakened demand for our software solutions and difficulty in forecasting our financial results. Political developments impacting government spending and international trade, including potential government shutdowns and trade disputes and tariffs may negatively impact markets and cause weaker macroeconomic conditions. The effects of these events may continue due to potential U.S. government shutdowns and the transition in administrations, and the United States’ ongoing trade disputes with Russia, China and other countries. The continuing effect of any or all of these events could adversely impact demand for our software solutions, harm our operations and weaken our financial results.

In addition, the U.S. capital markets have experienced and continue to experience extreme volatility and disruption. Inflation rates in the United States significantly increased in 2023 resulting in federal action to increase interest rates, adversely affecting capital markets activity. Further deterioration of the macroeconomic environment and regulatory action may adversely affect our business, operating results and financial condition. Moreover, there has been recent turmoil in the global banking system. For example, in March 2023, Silicon Valley Bank (“SVB”) was put into receivership by the Federal Deposit Insurance Corporation and subsequently sold. Other banks at risk of failure have been subsequently sold, including First Republic Bank in May 2023, and there is concern that more banks could be at risk of the same fate. Continued instability in the global banking system may negatively impact us or our customers, including our customers’ ability to pay for our platform, and adversely impact our business and financial condition. Moreover, events such as the closure of SVB, in addition to global macroeconomic conditions discussed above, may cause further turbulence and uncertainty in the capital markets and economy.

Changes in financial accounting standards may cause adverse unexpected fluctuations and affect our reported results of operations.

A change in accounting standards or practices, and varying interpretations of existing or new accounting pronouncements, as well as significant costs incurred or that may be incurred to adopt and to comply with these new pronouncements, could have a significant effect on our reported financial results or the way we conduct our business. If we do not ensure that our systems and processes are aligned with the new standards, we could encounter difficulties generating quarterly and annual financial statements in a timely manner, which could have an adverse effect on our business, our ability to meet our reporting obligations and compliance with internal control requirements.

Management will continue to make judgments and assumptions based on our interpretation of new standards. If our circumstances change or if actual circumstances differ from our assumptions, our operating results may be adversely affected and could fall below our publicly announced guidance or the expectations of securities analysts and investors, resulting in a decline in the market price of our common stock. Further, marketable equity investments are required to be measured at fair value (with subsequent changes in fair value recognized in net income), which may increase the volatility of our earnings.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements about us and our industry that involve substantial risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events and can be identified by the fact that they do not relate strictly to historical or current facts. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance or results of current and anticipated products, sales efforts, expenses, and the outcome of contingencies such as legal proceedings and financial results. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology.

Examples of forward-looking statements in this prospectus include, but are not limited to, our expectations regarding our business strategy, business prospects, operating results, operating expenses, working capital, liquidity and capital expenditure requirements. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our offerings, the cost, terms and availability of components, pricing levels, the timing and cost of capital expenditures, competitive conditions and general economic conditions. You should not rely on forward-looking statements as predictions of future events. These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which are based on currently available information. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations and assumptions may prove to be incorrect. Our statements should not read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information.

Important factors that could cause actual results to differ materially from the results and events anticipated or implied by such forward-looking statements include, but are not limited to:

●	changes in the market acceptance of our software solutions and offerings;

●	our ability to successful execute our growth strategy and enter into new markets;

●	our ability to expand in existing and new markets;

●	increased levels of competition;

●	our relationships with our key customers;

●	changes in customer preferences and the level of acceptance of our software services;

●	our ability to retain and attract senior management and other key employees;

●	our ability to quickly and effectively respond to new technological developments;

●	our ability to protect our trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the Company; and

●	other risks, including those described in the “Risk Factors” section of this prospectus.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this prospectus are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise.

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USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $        million from the issuance and sale of shares of common stock in this offering, or approximately $                million if the underwriters exercise in full their option to purchase additional securities in full, assuming a public offering price per share of $            , the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and offering expenses payable by us.

Each $1.00 increase or decrease in the assumed initial public offering price per share of $         , the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the net proceeds to us from this offering by approximately $               million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and offering expenses payable by us. Similarly, each increase or decrease of 1.0 million shares in the number shares of common stock offered by us would increase or decrease, as applicable, the net proceeds that we receive from this offering by $             million, assuming no change in the assumed initial public offering price per share and after deducting estimated underwriting discounts and commissions and offering expenses payable by us.

We plan to use approximately $        of the net proceeds from this offering for sales and marketing activities, to enhance our customer support operations, and for ongoing corporate purchases and research and development, with the remaining net proceeds to be used for general working capital purposes.

As of the date of this prospectus, we cannot specify with certainty the specific allocations or all of the particular uses of the net proceeds to be received upon the consummation of this offering. The expected use of net proceeds from this offering represents our intentions based upon our present plans and business conditions, which could change in the future as our plans and business conditions evolve. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application and specific allocations of the net proceeds from this offering. Pending the uses described above, we intend to invest the net proceeds from this offering in short- and intermediate-term interest-bearing obligations, investment-grade instruments, or other securities.

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MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Price for Our Common Stock

We plan to list our common stock on Nasdaq under the symbol “FATN.” Further, there is no established trading market for the securities to be offered pursuant to this registration statement.

Holders

As of July 18, 2024 there were approximately 115 stockholders of record holding 13,017,484 shares of our common stock. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of our common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements of our business. Any future determination to pay cash dividends will be at the discretion of our Board and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as our Board deems relevant. Our ability to pay cash dividends is subject to limitations imposed by applicable federal and state law, as well as the Celtic Promissory Note (as defined below).

Additionally, in accordance with the promissory note (the “Celtic Promissory Note”) between Celtic Bank Corporation (“Celtic”) and the Company in the amount of $5,000,000 entered into on January 25, 2023, with a maturity date of January 31, 2026, there are certain restrictions on the Company’s ability to pay any dividends on the Company’s stock (other than dividends payable in its stock), provided, that notwithstanding the foregoing, but only so long as no Event of Default (as defined in the Celtic Promissory Note) has occurred and is continuing or would result from the payment of dividends, if the Company is a “Subchapter S Corporation” (as defined in the Internal Revenue Code of 1986, as amended), the Company may pay cash dividends on its stock to its shareholders from time to time in amounts necessary to enable the shareholders to pay income taxes and make estimated income tax payments to satisfy their liabilities under federal and state law which arise solely from their status as Shareholders of a Subchapter S Corporation because of their ownership of shares of the Company’s stock, or purchase or retire any of the Company’s outstanding shares or alter or amend the Company’s capital structure.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Transfer Online, Inc.

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CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2024:

●	on an actual basis; and

●	on an as-adjusted basis to reflect the issuance sale by us of shares of common stock at an assumed public offering price per share of $ , the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and offering expenses payable by us.

The as-adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

You should consider this table together with the sections titled “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our audited financial statements and the notes to those financial statements for fiscal years ended March 31, 2024 and 2023 included elsewhere in this prospectus.

	As of March 31, 2024
	Audited, Actual	Unaudited, As Adjusted
Cash and cash equivalents	$1,112,519	$
Other Current Assets – includes CDs	582,392
Total Current Liabilities	4,720,187
Total Long-Term Liabilities	2,666,570
Stockholders’ Equity:
Common Stock, no par value; 15,000,000 authorized; 12,449,308 issued and outstanding shares as of March 31, 2024	124,493
Additional paid-in capital	1,517,753
Accumulated other comprehensive income	3,254,705
Non-controlling Interest	112,654
Total Stockholders’ Equity	$13,937,467	$

The above discussion and table are based on 12,449,308 shares of common stock outstanding as of March 31, 2024.

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DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the assumed combined public offering price per share of common stock and as adjusted, net tangible book value per share of common stock immediately after this offering.

Our net tangible book value is the amount of our total tangible assets less our total liabilities. Our net tangible book value as of March 31, 2024 was $      , or $       per share of common stock. After giving effect to the assumed sale of              shares of our common stock at an assumed public offering price per share of $      , the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and offering expenses payable by us, our pro forma as adjusted net tangible book value (deficit) as of March 31, 2024, would have been approximately $       per share of common stock.

This represents an immediate increase in net tangible book value per share of $       to existing stockholders and an immediate dilution of approximately $       per share to new investors purchasing shares of our common stock in this offering.

Dilution per share to new investors is determined by subtracting the as adjusted, net tangible book value per share after this offering from the public offering price per share paid by new investors.

The following table illustrates this per share dilution:

Assumed combined public offering price per share	$
Net tangible book value per share as of March 31, 2024	$
Increase in as adjusted net tangible book value per share after this offering	$
As adjusted, net tangible book value per share after giving effect to this offering	$
Dilution per share to new investors	$

A 50% increase (decrease) in the assumed public offering price per share of common stock would increase (decrease) the as adjusted, net tangible book value per share by $       ($      ), and the dilution per share to new investors in this offering by $      ($      ), assuming the number of shares of common stock, offered by us, as set forth on the cover page of this prospectus, remain the same and after deducting estimated underwriting discounts and commissions and offering expenses payable by us.

Conversely, a decrease of 50% in the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, would decrease the as adjusted, net tangible book value by approximately $       per share and increase the dilution to investors participating in this offering by approximately $       per share, assuming the assumed public offering price per share of common stock remains the same and after deducting estimated underwriting discounts and commissions and offering expenses payable by us.

The information above assumes that the underwriters do not exercise their option to purchase additional securities. If the underwriters exercise their option to purchase additional securities in full, the as adjusted, net tangible book value will increase to $             per share, representing an immediate increase to existing stockholders of $      per share and an immediate dilution of $       per share to new investors.

We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

The above discussion and table are based on 12,449,308 shares outstanding as of March 31, 2024.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes to the consolidated financial statements included elsewhere in this prospectus. This discussion contains forward-looking statements that relate to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include, among others, those listed under “Special Note Regarding Forward-Looking Statements” and “Risk Factors” and those included elsewhere in this prospectus.

Overview

FatPipe is a pioneer in enterprise-class, application-aware, secure SD-WAN solutions for organizations, including enterprises, communication service providers, security service providers, government organizations, and other middle-market companies. We sell our software solutions to a diverse group of end users predominately on a subscription basis, and rely on our network of distributors, value-added resellers, ISPs, and other third parties for distribution. We typically maintain a contractual relationship directly with the end-user customer and provide product deployment and ongoing support. We sell our products in the U.S. and South Asia.

FatPipe’s fiscal year ends March 31st.

Components of Results of Operations

Revenue

FatPipe derives its revenues from the sale of its software solutions and services, which include an integrated suite of SD-WAN, security and network management capabilities. These solutions are delivered to customers on commodity network servers or virtually for deployment in a public, private or hybrid cloud environments. Revenues are reported net of marketing development funds provided to our distribution partners for sales and marketing support. FatPipe Technologies, FatPipe’s subsidiary and consulting group, generally provides consulting, staffing, and engineering services on a project basis.

The Company launched software licenses that resulted in increased market acceptance and accelerated revenue growth. Our customer contracts generally range from 36 – 60 months and are typically billed on a monthly basis; however, the accounting treatment varies based on the nature of the service. The majority of our revenue is recognized at a point-in-time once the software solution has been delivered or ownership has been transferred, and our performance obligations have been satisfied. For clarity, the Company delivers software licenses that are valid for the duration of the contract term (i.e., 36-60 months) along with the product. Therefore, the Company recognizes the software license revenue at the time of delivery or transfer of control. At that point, the performance obligation for the software license has been satisfied. The contract value is recorded as contracts receivable and is transferred to accounts receivables upon invoicing the customer. The Company’s contracts receivable is classified as accounts receivable when the Company’s right to consideration becomes unconditional. The remaining obligation of the contract value is recorded as contract liability. Our deferred revenue consists of the amounts from the service portion of the contract and is amortized pro-rata over the term of the service agreement. For further details on our revenue recognition policies, please refer to the notes to the consolidated financial statements incorporated in this document.

Cost of Revenue

The cost of revenue includes all costs associated with the network server components, as well as the costs of cloud hosting services used for the delivery of our software solutions and services.

Gross Profit

Gross profit represents the difference between revenue and cost of revenue. Cost of revenue primarily includes the cost of the network server hardware that is used in certain instances to deliver our software solutions. Gross profit is impacted by our software solutions’ average selling price and the revenue mix between solutions and services. We do not use custom hardware and historically have not been constrained by access to adequate supplies of hardware required to support our sales. The costs of revenue include all costs associated with network server components as well as costs associated with providing services to our customers, including costs associated with hosting our services through Amazon Web Services.

Operating Expenses

Our operating expenses consist of marketing and sales (M&S) expense, general and administrative (“G&A”) expense and product development and expense. Historically, we have not capitalized any material portion of our product development expense, and we do not have a stock-based compensation plan in place for our employees.

Marketing and Sales Expense

Marketing and sales expenses include the costs associated with our sales and product marketing professionals and marketing expenses in support of our distribution partners and direct sales efforts. We incur expenses for such activities as co-marketing, trade show support, travel, promotional materials, and product training.

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General and Administrative Expense

Our G&A expenses primarily include the direct costs associated with corporate functions such as accounting, human resources, administrative support, legal and professional fees, and rent and provisions for bad debt. Additionally, intangible charges, such as depreciation and amortization expenses, are included in G&A. Depreciation and amortization expenses are primarily related to the amortization of our intellectual property and capitalized leases. We expect that G&A expenses will increase in absolute dollars as we hire additional personnel, improve our information technology infrastructure, and incur other costs for the compliance requirements of operating as a public company.

Product Development Expense

FatPipe invests in ongoing research and development as a core component of its product innovation. These expenses consist primarily of the direct costs of engineers and technicians who design and test our highly complex software solutions. We record all research and development R&D expenses as incurred. Our research and development teams are primarily located at our main offices in Salt Lake City, Utah and Chennai, India.

Operating Results

Operating results reflect the income from operations derived from the sale of our software solutions and services with adjustments for non-operating income and expenses such as interest expense, interest income, and foreign exchange losses/gains resulting from our India operations.

Results of Operations

The following table sets for our results of operations for fiscal years ended March 31, 2024 and 2023:

FatPipe Inc and Subsidiaries

Consolidated Statement of Operations and Comprehensive Income

	Fiscal Year Ended March 31
	2024	2023

Net revenue	$17,860,909	15,795,742
Cost of revenue	1,069,574	1,102,500
Gross Profit	$16,791,336	14,693,242

Operating expenses:
Marketing and sales	$3,396,136	3,352,263
General and administrative	3,151,924	3,625,743
Product development	1,737,588	1,796,805
Employee cost	2,867,360	2,679,280
Total operating expenses	$11,153,008	11,454,091
Income/(loss) from operations	$5,638,327	3,239,151
Interest income	27,261	134
Other income	207,661	59,114
Foreign exchange gain/(loss)	27,185	(49,973)
Interest expense	(302,124)	(107,131)
Income before benefit/(provision) for taxes	5,598,311	3,141,295
Income tax benefit/(provision)	(1,436,085)	(255,457)
Deferred Tax Asset / (Liability)	117,455	-
Net income	$4,279,681	2,885,838
Less: Net income attributable to non-controlling interests	(87,025)	(25,979)
Net income attributable to stockholders	$4,366,706	2,911,817

Basic and diluted net income per share	$0.35	0.23
Shares used in computing basic and diluted net income per share	$12,449,308	12,449,308

Net income	4,279,681	2,885,838
Other comprehensive income	-	-
Foreign currency translation adjustment	211,952	19,344
Total other comprehensive income, net of tax	$211,952	19,344
Comprehensive income	$4,491,633	2,905,182
Comprehensive income attributable to non-controlling interests	9,389	857
Comprehensive income attributable to stockholders	$4,569,268	2,930,304

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Comparison of Fiscal Years Ended March 31, 2023 and 2024

Revenue

In the fiscal year ended March 31, 2024, net revenue was $17,860,909, an increase of $2,065,167, or 13%, from the prior fiscal year ended March 31, 2023. Product and service revenue of $15,002,917 increased by 21.1% over the prior fiscal year. The increase in revenue was primarily due to increased sales of our software solutions and services. Additionally, new software license sales and increased marketing by our partners resulted in greater market acceptance and revenue.

Cost of Revenue

In the fiscal year ended March 31, 2024, our cost of revenue was $1,069,574, a decrease of $32,926, or 3% from the fiscal year ended March 31, 2023. The cost of goods associated with revenue decreased as a result of increased sales of FatPipe product and services. The cost of revenue includes costs associated with providing services to our customers, such as costs associated with hosting our cloud services.

Gross Profit and Gross Margin

In the fiscal year ended March 31, 2024, our gross profit was $16,791,336 an increase of $2,098,094 or 14%, from the fiscal year ended March 31, 2023. The increase in gross profit reflects an increase in net revenue. Our base costs have remained relatively steady. As a result, the increase in revenue is directly reflected in the increase of gross profits.

Our gross margin increased from 93% in the fiscal year ended March 31, 2023 to 94% for the fiscal year ended March 31, 2024.

Marketing and Sales Expense

In the fiscal year ended March 31, 2024, our Marketing and Sales expense remained steady at $3,396,136, an increase of $43,873, or 1%, compared to the prior fiscal year. This was largely the result of prioritization of high-return marketing expenditures in the fiscal year ended March 2024.

General and Administrative Expense

In the fiscal year ended March 31, 2024, our General and Administrative expense was $3,151,924, a decrease of $473,819, or 13%, compared to the prior fiscal year. This decrease was largely attributable to reduction in bad debt write-off.

Product Development Expense

Product Development expense in the fiscal year ended March 31, 2024, was $1,737,588, a decrease of $59,217 or 3% compared to the prior fiscal year.

Employee Cost Expense

Employee cost expenses in the fiscal year ended March 31, 2024, were $2,867,360, an increase of $188,080 or a 7% increase compared to the prior fiscal year. The increase in employee cost expense is attributable to salary and bonus increases for employees.

Depreciation and Amortization Expense

Depreciation and amortization expense in the fiscal year ended March 31, 2024 was $699,257, an increase of $116,931, or 20%, compared to the prior fiscal year, resulting primarily from the new accounting treatment of patent amortization. These expenses are categorized under general and administrative expenses.

Non-operating Income (Expenses)

Interest income during the fiscal year ended March 31, 2024 was $27,261, an increase of $27,127, compared to the prior fiscal year. This increase was primarily due to an increase in the interest rates on cash.

Other income during the fiscal year ended March 31, 2024 was $207,661, an increase of $148,547, or 251%, compared to the prior fiscal year due to recovery of receivables originally set aside as potential bad debt.

Interest expense during the fiscal year ended March 31, 2024 was $302,124, an increase of $194,993, or 182%, compared to the prior fiscal year. This increase was due to the higher interest rates and the increase in the debt balance.

The foreign exchange gain/(loss) results from currency conversion from U.S. dollars to Indian rupees.

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Liquidity and Capital Resources

We believe we have sufficient sources of funding to meet our business requirements and plans for the next 12 months and in the longer term. Cash generated by operations and a credit line are our primary source of liquidity for funding our strategic business requirements.

To fund our cash requirements in the ordinary course of business, we anticipate that we will continue to primarily rely on operating cash flows, supplemented by our total cash and cash equivalents, together with the cash raised from this initial public offering of our common stock. Our capital requirements, including but not limited to, servicing our lease obligations and fixed asset purchases, will depend on many factors, including our growth rate and the timing and extent of operating expenses.

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements involving commitments or obligations, including contingent obligations, arising from arrangements with unconsolidated entities or persons that have or are reasonably likely to have a material current or future effect on our financial condition, results of operations, liquidity, cash requirements or capital resources.

As the company expands in the India and South Asian market, the Company can expect a lower gross margin from sales in that cost sensitive region. Further, the impact on margins will be offset by lower costs of sales, as the wages in that region are also lower than in the U.S. The financial effect is yet to be quantified. Also, general economic conditions, the demand for the Company’s offerings and changes in customer preferences in the future may have an impact on the revenue and income. In the future as the Company exhausts its Net Operating Losses from the past, it will be expected to pay income taxes.

As the company expands in the India and South Asian market, the Company can expect a lower gross margin from sales in that cost sensitive region. Further, the impact on margins will be offset by lower costs of sales, as the wages in that region are also lower than in the U.S. The financial effect is yet to be quantified. Also, general economic conditions, the demand for the Company’s offerings and changes in customer preferences, as well as their financial impact cannot be quantified. In the future as the Company exhausts its Net Operating Losses from the past, it will be expected to pay income taxes.

Cash Flows

The following table sets forth certain combined statements of cash flow data:

FatPipe Inc

Consolidated Statement of Cashflows

(All amounts are in USD except share data and otherwise stated)

	Fiscal Year Ended March 31
	2024	2023
Operating activities:
Net income	$5,598,311	3,141,295
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	$699,257	582,326
Allowance for contract receivables	262,167	197,161
Allowance for Accounts receivables	88,592	(520,281)
Loss on sale of asset	49,067	586
Bad Debts written off during the year	54,754	-
Reversal of Allowances Accounts receivables	$(197,024)	-
Changes in operating assets and liabilities:
Accounts receivable	(689,481)	655,563
Contracts receivable	(6,796,849)	(4,929,015)
Inventories	242,428	300,038
Operating lease right of use assets	410,424	(615,401)
Operating Lease liability
Accounts payable	176,419	166,378
Other non-current liabilities	116,007	-
Other Assets	(78,798)	18,026
Accrued expenses and other current liability	(389,592)	410,549
Deferred revenue	(330,038)	(385,198)
Contract liabilities	-	219
Net cash flows used in operating activities	$(363,426)	(1,842,231)

Investing Activities
Purchase of intangible asset

Net cash used in investing activities	$(19,188)	(163,528)

Financing activities
Repayment of debts	-	$(942,183)
Proceeds from debt	500,000	2,000,000
Proceeds from related parties	120,000
Repayment of financing obligation of lease	(414,322)	629,037
Net cash flows provided by (used in) financing activities	$205,678	1,686,854

Effect of exchange rate changes on cash and cash equivalents	$211,952	20,555
Net Decrease in cash and cash equivalents	$35,017	(298,350)
Cash and cash equivalents
Beginning of the period	$1,077,502	1,375,852
End of the period	1,112,519	1,077,502

Supplemental cash flow information
Cash paid for interest	$302,124	107,131

Supplemental non-cash investing and financing activities
Shares issued for consideration of assets and liabilities taken over at book value under a business combination	$-	1,642,246

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Operating Activities

Net cash used in operating activities in the fiscal year ended March 31, 2024, was $363,426, compared to $1,842,231 for the prior fiscal year due to increase in revenues and income.

Investing Activities

Net cash used in investing activities in the fiscal year ended March 31, 2024, was $19,188, a decrease of $144,340 compared to the prior fiscal year due to less investment in facilities.

Financing Activities

Net cash provided by financing activities in the fiscal year ended March 31, 2024 was $205,678, a decrease of $1,481,176 compared to the prior fiscal year, primarily due to less drawdown of credit facility.

Indebtedness

On January 25, 2023, the Company approved a corporate resolution to borrow/grant collateral with Celtic under which we established the Celtic Promissory Note, in the amount of $5,000,000. As of March 31, 2024, we have drawn $2,500,000 under the Celtic Promissory Note, of which $942,183 was used to retire our previous loan, on January 25, 2023.

Non-GAAP Financial Measures

In addition to our financial results determined in accordance with the generally accepted accounting principles in the United States (“GAAP”), our management uses earnings before interest, taxes, depreciation, and amortization expenses to net income (“EBITDA”), a non-GAAP measure, as a key measure in operating our business. We use EBITDA to make strategic decisions, establish business plans and forecasts, identify trends affecting our business, and evaluate performance. For example, we use adjusted EBITDA as a measure of our operating performance. Adjusted EBITDA is presented for supplemental informational purposes only, should not be considered a substitute for, or a more meaningful measure than, financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation is provided below for adjusted EBITDA to the most directly comparable financial measure presented in accordance with GAAP. Investors are encouraged to review the related GAAP financial measure and the reconciliation of adjusted EBITDA to its most directly comparable GAAP financial measure.

In the fiscal year ended March 31, 2024, our adjusted EBITDA increased by $2,516,108 compared to the prior fiscal year primarily due to an increase in operating income.

	Fiscal Year Ended	Fiscal Year Ended
	Mar 31, 2024	Mar 31, 2023

Net Income	$4,279,681	$2,885,838
Depreciation and amortization	699,257	582,326
Other Income	(207,661)	(59,114)
Income tax benefit/(provision)	(1,436,085)	255,457
Interest expense	302,124	107,131
Deferred tax liability / (asset)	(117,455)	-
Foreign exchange gain/(loss)	(27,185)	49,973
Interest income	(27,261)	(134)

Adjusted EBITDA	$6,337,585	$3,821,477

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Accounting Policies and Estimates

The application of our accounting policies may require us to make assumptions and estimates about future events and apply judgments that affect the reported amounts of assets, liabilities, revenue and expense, and the accompanying disclosures. We base our assumptions, estimates and judgments on historical experience, current trends and other factors that management believes to be relevant at the time the estimate was made.

On an ongoing basis, management evaluates its estimates, including those related to intangible assets, and deferred taxes. We base our estimates, assumptions and judgments on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may materially differ from the results implied by these estimates and judgments under different assumptions or conditions.

Intangible Assets

Our financial statements include IP-related intangible assets consisting primarily of legal and related costs associated with our patents and capitalized lease obligations adjusted by accumulated amortization. The identification and recognition of those intangible assets involve significant judgements, relating to, among other things, the projected cash flows attributable to these intangible assets and the estimated useful lives of these intangible assets. We amortize intangible assets that are subject to amortization over their estimated useful lives. The useful lives are determined by management at the time of creation of the intangible assets and based on historical experience and the economic life of the underlying technology and are regularly reviewed for appropriateness. We perform a quarterly review of significant finitely lived identified intangible assets to make a judgement on whether facts and circumstances indicate that the carrying amount may not be recoverable and an impairment may be required.

These reviews can be affected by various factors, including external factors such as industry and economic trends, and internal factors such as changes in our business strategy.

Deferred Taxes

Deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the combined financial statement carrying amounts of existing assets and liabilities and their respective tax bases. We reduce the carrying amounts of deferred tax assets by a valuation allowance if, based on the available evidence, it is more likely than not that such assets will not be realized. Use of the term “more likely than not” indicates the likelihood of occurrence is greater than 50%.

Accordingly, the need to establish valuation allowances for deferred tax assets is continually assessed based on a more-likely-than-not realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of profitability and taxable income, the duration of statutory carryforward periods, our experience with the utilization of operating loss and tax credit carryforwards before expiration and tax planning strategies. In making such judgments, significant weight is given to evidence that can be objectively verified.

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Implications of being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” including, but not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related disclosure in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

●	being permitted to provide less extensive narrative disclosure than other public companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements;

●	being permitted to utilize exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved;

●	being permitted to defer complying with certain changes in accounting standards; and

●	being permitted to use test-the-waters communications with qualified institutional buyers and institutional accredited investors.

We intend to take advantage of these and other exemptions available to “emerging growth companies.” We could remain an “emerging growth company” until the earliest of (i) the last day of our fiscal year following the fifth anniversary of the closing of this offering, (ii) the last day of the first fiscal year in which our annual gross revenues exceed $1.235 billion, (iii) the last day of our fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which would occur if the market value of our equity securities that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter), or (iv) the date on which we have issued more than $1 billion in nonconvertible debt during the preceding three-year period.

The JOBS Act permits an “emerging growth company” like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates. This means that an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to delay such adoption of new or revised accounting standards.

Smaller Reporting Company

We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates is less than $700 million as of the last trading day of our second quarter and our annual revenue is less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million as of the last trading day of our second quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million as of the last trading day of our second quarter. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. For example, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

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BUSINESS

Overview

FatPipe is a pioneer in enterprise-class, application-aware, secure SD-WAN solutions for organizations, including enterprises, communication service providers, security service providers, government organizations, and other middle-market companies.

We strive to be the global leader in delivering leading-edge enterprise-class networking software technology. We are dedicated to continually improving the way organizations connect, ensuring their networks are secure, reliable, and supporting their continued success. Our commitment lies in empowering our customers with a seamless and dependable connectivity infrastructure that safeguards their critical data and fosters business continuity. We further aim to ensure our customers have unparalleled insights into their network operations.

To deliver on this vision, we hold over a dozen software and technology patents, which we leverage through an integrated suite of software solutions to offer our customers a reliable and secure platform to support mission-critical applications running on cloud, hybrid cloud and on-premise networks. Our core offerings include SD-WAN, SASE, and NMS software solutions, each of which is typically offered to our customers as a subscription service. These solutions address a broad set of network management needs and include an integrated set of capabilities designed to manage multi-line network traffic and routing. When customers have multiple data lines, and one of the lines fails, FatPipe automatically and dynamically transfers network traffic from one data line to another (failover) without disconnecting the application session. When all lines are functional, FatPipe is able to improve data traffic speed and optimize bandwidth.

We service customers in geographies around the world, with our largest customer populations located in the United States and India. We plan to continue expanding our presence throughout North America and parts of Southeast Asia. Further, FatPipe is in discussions with potential partners to offer geography specific software license bundles to address these market needs. Customers in different geographies require different licenses and network servers specific to their needs and prices. We plan to expand its presence in Mexico and Asia markets with products and services bundles to address geography specific markets,

Industry

SD-WAN is a network architecture that allows enterprises to utilize software and virtualization technologies to enhance the performance, security, and manageability of their WANs that connect offices, data centers, cloud applications, and cloud storage. This innovative architecture has emerged as a force in the world of networking and connectivity, revolutionizing the way organizations manage and optimize their WANs. SD-WAN technology enables organizations to leverage multiple types of connection, such as broadband, multiprotocol label switching, and LTE, to create a unified and intelligent network that can be centrally managed and orchestrated. This flexibility not only improves network efficiency but also reduces costs associated with expensive dedicated circuits, and the technology represents a seismic shift from traditional static network architectures to dynamic, agile, and cloud-centric solutions. SD-WAN applications have gained tremendous momentum in recent years due to its ability to address many evolving needs of modern businesses.

SASE technology enhances network security by enabling centralized policy enforcement and encryption. It allows for granular control over traffic, ensuring that sensitive data is transmitted securely across the network. This is particularly significant in today’s cyber-threat landscape, where data breaches and network vulnerabilities are constant concerns for businesses of all sizes, and trends such as remote work and distributed organizations have only served to exacerbate potential susceptibility.

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NMS allows for the systematic monitoring and management of computer networks. Generally consisting of an integrated set of tools, NMS solutions provide network administrators with the ability to remotely detect and address network issues or anomalies before they affect network performance, integrity, or end-user experience. Many NMS solutions combine multiple data collection methods to offer comprehensive insights into a range of network performance metrics, allowing administrators to continuously and remotely optimize network configurations, troubleshoot problems, manage capacity, identify suspicious network activity and generate analytics for further assessment.

Total Addressable Market

SD-WAN. The market for SD-WAN products was estimated to be approximately $4.5 billion in 2023 (according to the research published via the Maia Research Report) with expected market size to grow to over $17.6 billion by 2030. The North America and Asia-Pacific (“APAC”) segments of the market, which represent FatPipe’s primary markets, are expected to achieve continued growth in the near term. According to Gartner, Inc.(2), the North America market for SD-WAN solutions will grow at an estimated 18% compound annual growth rate (“CAGR”) through 2025, while growth in APAC is projected to exceed 60% CAGR. This significant growth trajectory has been attributed to several factors, including the rise in remote work, need for enhanced network security, migration of applications to the cloud, and overall digital transformation efforts of enterprises.

SASE. According to the Maia Research Report, total revenues for SASE software and platform solutions is expected to grow from $6.4 billion in 2022 to $27.2 billion by 2030, resulting in a CAGR of almost 20.0% during the forecast period. This is driven by the rise of work-from-home mandating secure zero-trust remote connectivity, cloud-adoption broadening the definition of a corporate network, and the convergence of cloud and on-premise networks creating the need for a unified solution.

NMS. The total NMS market, including both cloud-based and on-premise solutions, is projected by the Maia Research Report to grow at a more modest CAGR of 10.0% for the period from 2022 to 2030. Total market revenues for NMS solutions is estimated at $2.0 billion in 2022, approximately three-quarters of which is categorized at cloud-based, and is projected to grow to approximately $4.4 billion, when cloud-based solutions will account for almost 85% of the total market.

FatPipe Software Solutions

Our objective is to offer a suite of solutions to ensure our customers can securely support their networks in this cloud-first world. We are committed to driving a trusted customer experience through innovation and a diverse set of capabilities. Our core offerings are based on a complete, integrated suite of software solutions, including SD-WAN, SASE, and NMS capabilities, each of which can be individually licensed to create an experience tailored to a customer’s needs and network configuration. Additionally, all of our technologies are available for commercial sale. Further, our product pipeline consists of new SD-WAN security features and enhancements to the NMS. Currently, SD-WAN, SASE, and NMS revenues are packaged as part of managed service contracts. Our solutions have been designed for high levels of flexibility, providing an ability to customize our services and configure offerings to incorporate each customer’s preferred digital platform, including integrating with a variety of leading platform, WAN, security, and cloud providers.

As networks become increasingly crucial to fundamental corporate operations, and increasingly vulnerable to cyber-attacks and other types of maladies, ongoing and consistent monitoring has become a necessity. FatPipe offers built-in and automated network oversight, including network status, network intrusion, geo-blocking, and external website access.

Software-Defined Wide Area Network (SD-WAN)

Our primary offering is an SD-WAN software platform that integrates a broad array of network traffic management and routing, security, and monitoring functions and is predominately sold on a subscription basis. The platform can be delivered on a dedicated commodity appliance or virtual configuration, and can be installed in a variety of network environments, including cloud, hybrid or on-premise.

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Our SD-WAN solution offers a number of benefits for managing and maintaining network infrastructure, including:

●	Enterprise-Class Reliability and Network Resiliency: Rapid failover of data, VPN, video and voice over IP (“VoIP”) traffic in sub-seconds. The speed at which FatPipe can restore connection integrity minimizes transaction failures and duplicate transactions resulting from disruptions to network connectivity.

●	Lower Total Cost of Ownership: Reductions in bandwidth requirements, duplicate traffic, latency and jitter lowers overall network costs.

●	Highly Scalable: Supports over 12 million sessions across land line, satellite and LTE/4G/5G networks for large scale deployments.

●	Secure Environment: Incorporates a robust security suite for intrusion detection and prevention (“IDS/IPS”), web filtering and firewall solutions. Our patented multi-path security transmission capabilities increase WAN transmission security.

●	Ease of Use: Intuitive management interface enables a seamless experience across all customer locations and scalable deployments across varied use cases. We provide customers with the ability to centrally manage their WAN and branch office configurations.

●	Flexible Deployments: Zero-touch deployments with cloud-based or in-band network configuration and management.

Our SD-WAN solution is suitable for multi-location, single location with high density, and multi-cloud environments, and offers these features in a single device for network end-point (or edge) and branch network needs. The solution enables multi-path VPN for hybrid connectivity, intelligent WAN edge management, cloud disaster recovery for hybrid cloud management, and other capabilities, all at enterprise-class performance levels. Its application-aware network optimization capabilities are suitable for virtual machines (“VMs”) for all major hypervisors, including AWS, Azure Cloud, Oracle and Google.

According to research published in July 2023 by Software Reviews, an independent research organization and division of Info-Tech Research Group, FatPipe’s SD-WAN solutions are the top-ranked solutions for middle-market companies, based on Software Review’s assessment of the complete software experience, which includes measurement of product features and satisfaction, as well as vendor experience and capabilities.

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Secure Access and Service Edge (SASE)

Our SASE solution seamlessly integrates a WAN-Edge appliance with an SASE software access solution, to provide connectivity, consistent security and optimized user experience for hybrid workforce, branch office and retail locations. Our SASE solution offers virtual network functions, which combine networking and network security services into a single cloud-delivered solution, and are available for major virtual customer premise equipment (vCPE) hardware providers. Additionally, our SASE offerings include the following features:

●	Firewall: Includes Firewall-as-a-Service and traffic management capabilities based on security policies.

●	Geo Fencing and DDoS: Protects internal networks from external access originating in specific geographic locations and denial of service attacks.

●	Encryption: Supports data encryption protocol suite to ensure data security.

●	MPSec: Our patented MPSec multi-path security solution manages network security, application flows and load balancing across multiple paths connecting remote sites with the data center.

●	Selective Encryption: Allows customers to select specific data traffic that needs to be encrypted.

●	Web Filtering: Controls access to external websites based on customer-defined security policies.

●	Cloud-Hosted Security: Provides additional security such as data loss prevention, antivirus, and content filtering.

Network Monitoring Service (NMS)

Our EnterpriseView Reporting System for network monitoring provides a platform to monitor an end-user’s WAN as well as the performance of FatPipe devices at customer premises under management. This scalable solution supports large data loads, maintains seamless connectivity across thousands of branches, boosts network performance to handle intensive demands, ensures comprehensive network monitoring and management, and provides real-time insights into a network or device’s health and performance. Device health is displayed in real time for easier viewing, and a tabular dashboard gives a detailed view of the device’s line condition and utilization in real time.

Technology and Architecture

Our core technology has been developed internally by its founding management team and supported by a long-tenured group of engineers and software developers. We hold a portfolio of 13 patents that cover a range of SD-WAN and related capabilities. Specifically, our patented claims cover key SD-WAN and related functionality, including:

●	Combining routers to increase concurrency and redundancy in external network access and supplement fault tolerance of WANs. The ability to transmit traffic over multiple paths and to failover in sub seconds ensures network reliability and resiliency, which are critical for corporate and government networks.

●	VoIP over multiple WAN pathways to ensure that voice traffic is not dropped, which is essential for emergency communications such as 911 centers.

●	VPN-secure sessions over multiple ISPs to ensure transmission security globally.

●	Dynamic management of IP addresses and the ability to manage and load balance incoming traffic over multiple ISPs.

FatPipe’s Services

Our software solutions are provided through a subscription-based model. During the fixed term of the subscription, we include a portfolio of services, which offer our customers technical support, professional services, and training.

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Technical Support Services

We maintain our own team of technical support specialists to ensure quality control and build and retain trust throughout the entire customer experience. Our technical support services, incorporating both remote and on-site support, include installation services, configuration assistance, monitoring and alerts notification, and development of performance reports.

Professional Services

We offer limited professional services to our customers and channel partners. We may also provide more customized services for more complex use cases, such as implementation design, network analysis, and projected capacity requirements.

Training Services

We also offer training to our customers and channel partners directly through our support staff. These services are designed to educate end-users and partners on implementation, use, functionality, and maintenance of FatPipe solutions.

Technology Development Services

Through our FatPipe Technologies division, we offer a diverse set of consulting services for the development and deployment of highly optimized and often complex wide area network (“WAN”) and local area network (“LAN”) solutions. We provide a host of networking, programming, and professional services as part of our engagement, which often include a mix of web, software, and application development, ERP integrations, outsourced staffing assistance and a range of IT consulting services. These services are generally independent of our core software solution offerings, and typically serve enterprises involved with such technologies as telemedicine, university and educational institution management, kiosk development, and multimedia communications. In addition, network design services further assist in marketing FatPipe’s core software solutions.

Reseller and Channel Partnerships

We primarily offer our software solutions to end-user customers through our distributors, value-added resellers, ISPs, and other third parties, with whom we build and maintain relationships through our territory managers. We leverage a diverse network of over 100 partnerships to generate revenues, and have maintained many of these relationships for over a decade.

Our revenues are primarily generated in the United States, with India generating an increasing share of sales since 2022. FatPipe has invested considerable resources in developing these relationships, and our distribution arrangements are not exclusive with any partner.

In 2023, we began an extensive program to train our sales force to support domestic and international commercial accounts. The program focused on enhancing our partners’ product knowledge and technical capabilities, and has been instrumental in driving sales growth. Further, to minimize barriers during the sales process, FatPipe software solutions are sold off a pre-approved price list and customer contracts between FatPipe and the end-user customer are embedded within the partner’s master agreement. After a sale, FatPipe maintains a direct relationship with the end-user by providing installation, maintenance, and support services.

We plan to replicate our reseller and channel partner model to enter or expand in new markets or geographies. We are currently exploring options to grow our global sales, with emphasis on expansion opportunities within the burgeoning India information technology market. We are in discussions with multiple potential partners in Southeast Asia, which does not include China, to address these local markets. Further, FatPipe is in discussions with potential partners to offer geography specific software license bundles to address these market needs. Customers in different geographies require different licenses and network servers specific to their needs and prices. We plan to expand its presence in Mexico and Asia markets with products and services bundles to address geography specific markets,

Diverse End Customers

FatPipe’s software solutions have been deployed by over 2,500 end-user customers across a diverse set of sectors including education, financial services, government healthcare, hospitality, legal, manufacturing, retail, and transportation and in various deployment models, including hybrid, SaaS, and managed services. The Company’s end-user customers range in size from smaller businesses to Fortune 1000 enterprise users, but its core customer base can be classified as mid-market companies. No end-user customer accounted for over 10% of total revenue in fiscal year 2024 and 2023. Two channel partner that accounted for approximately 49.5% of total revenue during that period and 50.8% of our total revenues in fiscal year ended March 31, 2023.

Competition

FatPipe faces competition from companies with varying capabilities in SD-WAN, SASE, and NMS, some of which are larger companies with greater access to capital and other resources.

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Sales and Marketing

Our marketing strategy is focused on building our brand and driving end-user customer awareness for our solutions. Our internal marketing team is responsible for developing marketing materials and allocating our marketing resources across various channels and activities. We supplement our marketing activities with a variety of sales tools, including product literature, awards, technical materials, training, seminars, conference attendance, webinars, and various other activities.

Software Development (Research and Development)

FatPipe has maintained a robust research and development team of employees, many of whom have 15 or more years of experience with us. We continue to develop new technologies and features that help us maintain or improve our position in the market. We also have enhanced our support database to enable faster resolution of complex problems and to train our engineers to address problems faster, enabling us to grow without the need to linearly add personnel as we scale. We are automating our testing processes to reduce the time to introduce new features and new versions of software to control and manage engineering costs.

Intellectual Property

We primarily rely upon patent, trademark, copyright, and trade secret laws, confidentiality procedures, and contractual provisions to protect our IP and proprietary technology. As of July 18, 2024, we had 13 U.S. patents and seven U.S. trademarks for FatPipe, Inc. and FatPipe Networks Private Limited.

Issued Patents, per data of the United States Patent and Trademark Office (USPTO), as of July 18, 2024

Number	Issue Date	Assignee
6295276	29 September 2001	FATPIPE NETWORKS PRIVATE LIMITED
6493341	10 December 2002	FATPIPE NETWORKS PRIVATE LIMITED
6775235	10 August 2004	FATPIPE NETWORKS PRIVATE LIMITED
7269143	11 September 2007	FATPIPE NETWORKS PRIVATE LIMITED
7444506	28 October 2008	FATPIPE NETWORKS PRIVATE LIMITED
7877510	25 January 2011	FATPIPE NETWORKS PRIVATE LIMITED
8356346	15 January 2013	FATPIPE NETWORKS PRIVATE LIMITED
8780811	15 July 2014	FATPIPE NETWORKS PRIVATE LIMITED
8995252	31 March 2015	FATPIPE NETWORKS PRIVATE LIMITED
10164822	25 December 2018	FATPIPE, INC.
10374830	6 August 2019	FATPIPE, INC.
10819536	27 October 2020	FATPIPE, INC.
10965649	30 March 2021	FATPIPE, INC.

Trademark Registrations, per data of the United States Patent and Trademark Office (USPTO), as of July 18, 2024

Number	Reg. Date	Mark	Last Listed Owner
2236238	30 Mar 1999	FAT PIPE	FATPIPE NETWORKS PRIVATE LIMITED
2696702	11 Mar 2003	MPVPN	FATPIPE NETWORKS PRIVATE LIMITED
2717874	20 May 2003	MPSEC	FATPIPE NETWORKS PRIVATE LIMITED
3568580	27 Jan 2009	SPAM POLICE	FATPIPE NETWORKS PRIVATE LIMITED
4316990	9 Apr 2013	FATPIPE	FATPIPE NETWORKS PRIVATE LIMITED
5341974	21 Nov 2017	DATACENTER-TO-BRANCH	FatPipe, Inc.
5366554	26 Dec 2017	DATACENTER-TO-DEVICE	FatPipe, Inc.

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Human Capital Management

We have 146 full-time employees as of July 18, 2024 with 47 in the US, 94 in India and 5 in the Philippines. None of our employees are represented by labor unions and we consider our employee relations to be good. Due to our consistent presence as an employer in India, which dates back to 2002, we believe we enjoy a more stable workforce than many technology companies in the region.

We do not currently have any employment agreements with our co-founders or other employees. We plan to structure such agreements once independent board members are elected.

Facilities

FatPipe, Inc. and FatPipe Technologies, Inc. are headquartered in Salt Lake City, Utah. FatPipe Networks (India) Private Limited is headquartered in Chennai, India. We conduct sales, marketing, research and development, and customer support activities from each of these locations.

Dividend Policy

We have never declared or paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements of our business. Any future determination to pay cash dividends will be at the discretion of our Board and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as our Board deems relevant. Our ability to pay cash dividends is subject to limitations imposed by applicable federal and state law, as well as the Celtic Promissory Note (as defined below).

Additionally, in accordance with the Celtic Promissory Note between Celtic and the Company in the amount of $5.0 million entered into on January 25, 2023, with a maturity date of January 31, 2026, there are certain restrictions on the Company’s ability to pay any dividends on the Company’s stock (other than dividends payable in its stock), provided, that notwithstanding the foregoing, but only so long as no Event of Default (as defined in the Celtic Promissory Note) has occurred and is continuing or would result from the payment of dividends, if the Company is a “Subchapter S Corporation” (as defined in the Internal Revenue Code of 1986, as amended), the Company may pay cash dividends on its stock to its shareholders from time to time in amounts necessary to enable the shareholders to pay income taxes and make estimated income tax payments to satisfy their liabilities under federal and state law which arise solely from their status as Shareholders of a Subchapter S Corporation because of their ownership of shares of the Company’s stock, or purchase or retire any of the Company’s outstanding shares or alter or amend the Company’s capital structure.

Legal Proceedings

We know of no material, existing or pending legal proceedings against our Company, nor are we involved as a plaintiff in any other material proceeding or pending litigation. There are no other proceedings in which any of our directors, executive officers or affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

Corporate Information

FatPipe, Inc. was formed on October 14, 2010 under the laws of the state of Utah, and has two wholly owned subsidiaries, FatPipe Networks Private Limited, a company registered in Tamil Nadu India, and FatPipe Technologies, a Utah corporation.

Our principal executive offices are located at 392 East Winchester Street, Fifth Floor, Salt Lake City, Utah 84107 and our telephone number at our principal executive office is (801) 281-3434. Our main corporate website is www.fatpipe.com. The information on our website is not incorporated by reference into this prospectus.

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MANAGEMENT

Management, Directors, and Director Nominees

The executive officers of our Company are appointed by our Board and hold office until their death, resignation or removal from office. All directors of our Company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified.

The following table sets forth information regarding our executive officers, directors, and director nominees:

Name	Position Held with Our Company	Age	Date First Elected or Appointed
Ragula Bhaskar, Ph.D.	Co-Founder, Chief Executive Officer, Chairman of our Board, and Director	64	2010

Sanchaita Datta	Co-Founder, President, Chief Technical Officer, Principal Financial Officer and Director	60	2010

Anshul Bhardwaj	Vice President of Finance	40	2024

I. Bobby Majumder	Director Nominee	56	2024

Ajay Tandon	Director Nominee	65	2024

Jean Turgeon	Director Nominee	62	2024

Business Experience

The following is a brief account of the education and business experience of each executive officer, director, and director nominee during the past five years, indicating each person’s principal occupation during the period, and the name and principal business of the organization by which they were employed.

Ragula Bhaskar, Ph.D. – Co-Founder, Chief Executive Officer, Chairman of our Board, and Director

Dr. Bhaskar co-founded FatPipe and serves as its Chief Executive Officer, Chairman of our Board, and as a director since 2010. Dr. Bhaskar has managed the Company since its inception, and has been a key contributor in the Company’s track record of growth and innovation. Dr. Bhaskar is qualified to serve as a director of the Board as he has extensive experience managing the Company, as well as the requisite skills, which include leadership and a profound understanding of the industry’s nuances. Prior to founding FatPipe, he was an associate professor at the University of Utah from 1988 to 2000, where he taught a myriad subjects, including engineering, operations research, management, cost engineering, and cost control. He has been an active member of the Salt Lake City, Utah community, including helping to raise funds to build the 135,000 sq. ft. Living Planet Aquarium, while he was Chairman and Vice Chairman of the aquarium board in 2010 and 2011, respectively. Dr. Bhaskar has more than 30 years of technology research experience and has been issued 14 patents, thirteen (13) of which are owned by the Company and FatPipe Network Private Limited. He was an Associate Professor at the University of Utah with 32 publications, including 18 peer reviewed articles. He has won numerous awards, including Outstanding Director from Utah Business and the Association for Corporate Growth. Dr. Bhaskar was appointed by Governor Jon Huntsman as the Chairman of the Board, Governor’s Office of Economic Development, and served in this role from 2006 to 2011. He also served as a Member of the Utah Hogle Zoo Board from 2016 to 2022. Beginning in 2006, he began serving on the Industrial Advisory Board, College of Engineering, University of Utah. Dr. Bhaskar was appointed by the US Secretary of Labor to serve on the MSHA Belt Air Committee, US Department of Labor in 1992. He was also a Member of Mensa since 1985, and Sigma Xi, the Scientific Research Honor Society since 1988. Dr. Bhaskar received his Ph.D. Engineering (1987), M.S. in Finance (1987), and M.S. (Dual) in Engineering and Operations Research (1984) from Pennsylvania State University. He obtained his B. S. in Engineering from the Indian Institute of Technology (ISM) Dhanbad.

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Sanchaita Datta – Co-Founder, President, Chief Technical Officer, Principal Financial Officer and Director

Ms. Datta co-founded FatPipe, and has served as its President and Chief Technology Officer and director since 2010. She invented and patented technologies related to the field of SD-WAN, having contributed to this multi-billion-dollar market segment. Ms. Datta is qualified to serve as a director of the Board as she has been part of the Company’s management since 2010, and possesses the skills and leadership qualities necessary to make informed decisions in the best interests of the Company. She obtained her M.S. in Electrical Engineering from Pennsylvania State University, and served as a Research Assistant in the famed Material Research Lab from 1986-1988, where her Masters project pertained to the electromagnetic response to the coatings applied to the U.S. stealth bomber program. She completed all the requirements for Ph.D. except dissertation at the University of Utah from 1989-1994. She later served as the Project Manager at Megahertz Corp (acquired by US Robotics) in 1992-1995, where she helped develop the industry’s first Remote Access Server. She was also one of the first voting members of the IEEE’s Standards Committees for high-speed computer networking and WiFi technologies that remain in use today.

Ms. Datta was appointed by Gov. Spencer Cox to serve on the Utah chapter of America 250 Commission since May 2023, a national Commission established by Congress to plan the celebration of the 250th anniversary of our nation’s founding. Ms. Datta was appointed by Governor Spencer Cox to the Board of Higher Education and by Governor Gary Herbert to the Board of Regents for the State of Utah in 2018 to 2023. She served on the National Presidential Advisory Board of Utah Valley University and appointed by Gov. Gary Herbert to serve on the Board of Trustees of Salt Lake Community College from 2013 to 2018. She was a member of Governor Jon Huntsman Jr.’s Transition Team in 2004, and the Review Board for Utah’s Centers of Excellence program. Ms. Datta was also a Trustee of Utah Women in Technology in 2006.

In 2022, Ms. Datta was recognized as a 2022 Silicon Slopes Hall of Fame CTO of the Year. She was also named as a Tech Trailblazer and CXO of the Year by Utah Business magazine in 2020. She received YWCA’s Outstanding Achievement Award and was also recognized as one of the 30 Women to Watch (2001) and Top 25 Most Influential Business People in Utah (2006).

Anshul Bhardwaj – Vice President of Finance

Mr. Anshul Bhardwaj is a finance leader with over 15 years of experience in financial planning and forecasting, mergers and acquisitions, and strategic financial management and treasury activities. From May 2023 to February 2024, he was the VP of Finance at Bast Fibre Technologies, a regenerative material science company. From May 2019 to May 2023, Mr. Bhardwaj served as the director of finance for Dyno Nobel, a $4 billion NYSE-listed company, where he was responsible for budgeting, sales forecasting, financial analysis, cash flow forecasting, treasury, and strategic sales integration. At Dyno Nobel, he helped with the financial turnaround of the business unit and managed comprehensive FP&A processes for the company’s largest revenue-driving segment. Mr. Bhardwaj played pivotal role in the $1.7 billion sale of a business unit to CF Industries and the implementation of a $225 million Carbon Capture facility. In the mergers and acquisitions arena, he worked closely with the corporate development team to identify targets, analyze synergies, and conduct valuation analysis, negotiations, and due diligence. He successfully completed Titanobel acquisition. He is experienced with FCF projections, NPV, DCF, and multiples. In the area of financial analyses, he developed a consolidated corporate financial model, led annual, quarterly, and monthly FP&A processes, conducted scenario analysis and built financial models to develop meaningful insights and practical recommendations.

Before his tenure at Dyno Nobel, from May 2015 to May 2019, Mr. Bhardwaj was a Manager of Corporate Finance at World Kinect Corporation, a $40 billion NYSE-listed company, where he contributed to significant merger and acquisition activities by identifying and evaluating potential target companies. He helped create and implement the Annual Operating Plan to grow the company’s EBITDA organically and through acquisitions. He prepared presentations for the quarterly board meetings, investor relations, and earnings call and worked with other stakeholders to produce a cohesive board deck theme. He supported preparation of management discussion and analysis statements for the chief financial officer. He is skilled in various financial tools and ERP systems, including SAP, and Dynamics.

I. Bobby Majumder – Director Nominee

Mr. Majumder is a corporate/securities lawyer with over 25 years of experience primarily in the energy (oil, gas, coal and renewables), healthcare and information technology industry verticals. Across these verticals, he has advised on domestic and cross-border public offerings, mergers & acquisitions, and private equity transactions. He has advised clients such as Howard Hughes Corporation (NYSE: HHC), ExxonMobil (NYSE: XOM), Amazon.com, Inc.(Nasdaq: AMZN) and Tech Mahindra Ltd. (NSE: TECHM), and has been recognized with several awards during his career. In 2019, he began a position as partner and head of the India Desk at Frost Brown Todd, a large, national, full-service law firm. Before joining Frost Brown Todd, he was a partner with Reed Smith LLP, from 2019 to 2021, where he was the Dallas co-Office Managing Partner and the co-Head of the firm’s India Practice. He served on the board of directors and as Lead Independent Director of Bluerock Residential Growth REIT, Inc. (NYSE: BRG), from 2013 to 2022, a real estate trust investing in institutional-quality apartment communities in US growth markets. Finally, he has served as a trustee and member of the Audit Committee of Total Income + Real Estate Fund (Nasdaq Global Market: TIPRX), a real estate interval fund since 2013. He is NACD Directorship Certified®. Mr. Majumder holds a JD from Washington & Lee University and a BA from Trinity University. Mr. Majumder is a great addition to the Board, as he brings experience from his time serving on the Board of BlueRock Residential Growth REIT, Inc. from January of 2013, to October of 2022; and also serving on the Board of BlueRock HomesTrust, Inc, from October of 2022 to present day. Mr. Majumder brings a unique combination of corporate, merger and acquisitions and international law experience to the Board.

Ajay Tandon – Director Nominee

Mr. Tandon has over 35 years of experience in executive and non-executive roles and has served on the boards of 19 companies, making him an invaluable asset to the Board. Mr. Tandon has served in a number of senior management capacities, including over 11 years with Tata Autocomp from 2013-2018, six years at General Motors from 2007-2013 and over 16 years with Godrey & Boyce from 1992-2007. In 2023, he began serving as a director for Hamilton Research and Technology ltd. and Arjas Steel. During his distinguished tenure at Tata Autocomp Systems, ltd., Mr. Tandon was Managing Director and CEO from 2013 to 2018, and served as a director of the Tata Autocomp board for five years from 2013 to 2018. Additionally, Mr. Tandon was a board member of 17 affiliated Tata Autocomp companies over a ten-year period, and held a number of senior operating roles, including leadership roles for twelve different business units. Mr. Tandon managed 7,000 employees globally and was awarded CEO of the Year by the Indian Institute of Materials Management (2015). Mr. Tandon also served as President of Tata Autocomp (2008-2013), CEO of Tata Johnson Controls (2006-2008), VP of Global Procurement and Supply Chain at General Motors (2000-2006), and VP of Projects, Sales and Materials at Godrej GE Appliances ltd from 1992-2007. Mr. Tandon received his Bachelor of Technology degree in Mechanical Engineering from IIT Madras in 1981, and PGDM in Management from IIM Ahmedabad in 1985. Mr. Tandon contributes a deep network of relationships and vast experience operating in a global business environment and has unique insights into growing operations particularly in the Indian market.

Jean Turgeon – Director Nominee

Mr. Turgeon currently serves as the Chief Technology Officer and Chief Information Officer of Arkadin/NTT Cloud Communications/NTT Ltd (January 2020 to present). In this role he prepared a digital transformation and execution plan over a 36 months period to simplify information systems, digitize customer experiences, automate processes and delivery, globalize service desk and resolver groups, and deliver global services to Nippon Telephone and Telegraph (“NTT”) customers while tightly integrating with NTT Ltd. He manages approximately 450 employees globally across five key functions (Infrastructure, Support, IS, Delivery and Telco) with a budget of approximately $50M USD. Prior to NTT, he was the Chief Technologist at DXC Technology from 2019 to 2020. Earlier, Mr. Turgeon worked at Avaya and Nortel from 1996 to 2019 where he held several VP positions. Mr. Turgeon was VP and Chief Technologist for worldwide sales at Avaya, where he helped develop and deliver the necessary suite of technologies to form a strong partner eco-system developed specifically for Smart Solutions. He was also VP, Technical Solutions Strategy and Marketing from September 2012 to August 2013. Prior to Avaya he was Director, Product Line Management (Ethernet, Security) at Nortel Networks/Bay Networks (Nortel). He obtained his Executive Master Business Administration (EMBA) 2003-2005 from the University of Ottawa, and B.S. in Electronics from Institut Teccart, College – Science 1980-1981, Cégep Thetford Mines. His awards include TMT News Award: “Most Influential CTO in Business Communications and Best VP in Networking 2016.” He was ranked #53 in Top 100 most influential technologist for Unified Communications by Onalytica. Mr. Turgeon is a great addition to the Board, as he brings decades of technology experience in data communication and partner relationships and has extensive experience in various leadership roles throughout his career.

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Family Relationships

Dr. Bhaskar (our Chief Executive Officer and Chairman of our Board) and Sanchaita Datta (our President and Chief Technology Officer) have been married since 1988. There are no additional family relationships among any of our directors and officers, other than the relationship described above.

Involvement in Certain Legal Proceedings

None of our directors, executive officers, promoters or control persons has been involved in any material legal proceeding in the past five years.

Code of Ethics

Before the closing of this offering, we plan to adopt a Code of Ethics applicable to our officers, directors and employees. If we make any amendments to our Code of Ethics other than technical, administrative, or other non-substantive amendments, or grant any waivers, including implicit waivers, from a provision of our Code of Ethics to our Chief Executive Officer, Chief Financial Officer, or certain other finance executives, we will disclose the nature of the amendment or waiver, its effective date and to whom it applies in a Current Report on Form 8-K filed with the SEC.

Board and Committee Meetings

Our Board has held seven formal meetings and several informal meetings during the fiscal year ended March 31, 2024. All proceedings of the Board taken at a formal meeting were evidenced by minutes taken at such meeting. All other matters approved by the Board outside of any formal meeting were evidenced by resolutions consented to by all the directors. Such resolutions consented to in writing by the directors entitled to vote on that resolution at a meeting of the directors are, according to the Utah Business Corporation Act (“UBCA”) and our Bylaws, valid and effective as if they had been passed at a meeting of the directors duly called and held.

Corporate Governance and Nominating Committee

At the closing of this offering, our Corporate Governance and Nominating Committee will consist of [*], [*] and [*]. The functions of the Corporate Governance and Nominating Committee will include, in part:

●	identifying and recommending candidates for membership on our Board;
●	reviewing and recommending the composition of our committees;
●	making recommendations to our Board concerning governance matters;
●	establish an orientation and continuing education program for newly elected Board members; and
●	assessing the effectiveness of the Board as a whole.

Audit and Finance Committee and Audit Committee Financial Expert

Our Board has determined that, upon the closing of this offering, our Audit Committee will consist of I. Bobby Majumder, Ajay Tandon and Jean Turgeon.

Our Board has determined that I. Bobby Majumder qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K, and is “independent” as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. We believe that the members of our Audit and Finance Committee are collectively capable of analyzing and evaluating our consolidated financial statements and understanding internal controls and procedures for financial reporting.

Compensation Committee

Upon the closing of this offering, the Board will appoint a Compensation Committee comprised of the following Board members: I. Bobby Majumder, [*], and Jean Turgeon. A Compensation Committee charter will be adopted by the Board prior to the closing of this offering to govern the Compensation Committee.

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EXECUTIVE COMPENSATION

The particulars of the compensation paid to the following persons:

a)	our principal executive officer; and

b)	each of our two most highly compensated executive officers who were serving as executive officers at the end of the fiscal years 2024 and 2023;

who we will collectively refer to as the named executive officers of our Company, are set out in the following summary compensation table, except that no disclosure is provided for any named executive officer, other than our principal executive officer, whose total compensation did not exceed $100,000 for the respective fiscal year:

Summary Compensation Table:

Name and Principal Position	Fiscal Year ended March 31	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Ragula Bhaskar(1)	2024	$240,000	-	-	-	-	-	-	$240,000
Co-Founder, Chief Executive Officer, and Director	2023	$157,896	-	-	-	-	-	-	$157,896

Sanchaita Datta(2)	2024	$272,957	-	-	-	-	-	-	$272,957
Co-Founder, President, Principal Financial Officer, Chief Technical Officer, and Director	2023	$130,657	-	-	-	-	-	-	$130,657

(1)	Dr. Bhaskar was appointed as Chief Executive Officer on October 14, 2010 and director on the same date.

(2)	Ms. Datta became President, Chief Technical Officer on October 14, 2010 and director on the same date.

Consulting Agreements

The Company does not have any consulting agreements at this time.

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Outstanding Equity Awards at Fiscal Year End

During our fiscal years ended March 31, 2024 and March 31, 2023, there were no equity-based awards granted to any executive officers of the Company.

Restricted Stock Unit Grants

On July 16, 2024, in fiscal year ending March 31, 2025 (the “RSU Grant Date”), the Company issued Ragula Bhaskar, the Company’s Chief Executive Officer and Sanchaita Datta, the Company’s President, 250,000 restricted stock units (“RSUs”) each, with both executives receiving 125,000 RSUs due upon the completion of the initial public offering and the remaining 125,000 RSUs to be issued to both executives, once the Company’s share price exceeds 10% of the initial public offering price.

Option Exercises

During fiscal year ended March 31, 2024, no named executive officers held or exercised any options.

Compensation of Directors

During the fiscal years ended March 31, 2024, and March 31, 2023, directors were compensated for their services in the amount of $725 for fiscal year ended March 31, 2024, and $3,042 for fiscal year ended March 31, 2023.

2024 Equity Incentive Plan

Our 2024 Equity Incentive Plan (the “Plan”) governs equity awards to our employees, directors, consultants and other eligible participants. The Plan reserves a total of 2,600,000 shares of common stock (the “Share Reserve”). The Share Reserve is subject to an annual increase on April 1st of each fiscal year, in an amount equal to 3% of the total number of shares of common stock outstanding. Incentive awards generally may be issued to officers, key employees, consultants, and directors and include the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit-sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board or a committee thereof.

Indebtedness of Directors, Senior Officers, Executive Officers and Other Management

None of our directors or executive officers or any associate or affiliate of our Company during the last two fiscal years is or has been indebted to our Company by way of guarantee, support agreement, letter of credit or other similar agreement or understanding currently outstanding.

Compensation Committee Interlocks and Insider Participation

During the majority of the fiscal year ended March 31, 2023, we did not have a Compensation Committee or another committee of the Board of directors performing equivalent functions. Instead, the entire Board performed the function of Compensation Committee. Our Board approved the executive and director compensation updates, with the entire Board acting as the Compensation Committee. Updated compensation is as disclosed in this registration statement on Form S-1. Prior to the closing of this offering, the Board will establish a Compensation Committee comprised of the following directors: Bobby Majumder, Sanchaita Datta, and Jean Turgeon.

Compensation Committee Report

As the Compensation Committee has not yet been formed, it did not, during the fiscal year March 31, 2023, hold any meetings and therefore there is no compensation committee report. The Compensation Committee Charter, which will be adopted by the Board to govern the Compensation Committee, will be available on our website at www.fatpipe.com.

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PRINCIPAL STOCKHOLDERS

The following table sets forth information as of July 18, 2024, regarding the beneficial ownership of our common stock by (i) those persons who are known to us to be the beneficial owner(s) of more than 5% of our common stock, (ii) each of our directors, director nominees and named executive officers, and (iii) all of our directors, director nominees and executive officers as a group. Except as otherwise indicated, the beneficial owners listed in the table below possess the sole voting and dispositive power in regard to such shares and have an address of c/o FatPipe, Inc., 392 East Winchester Street, Fifth Floor, Salt Lake City, UT 84107. As of July 18, 2024 there were 13,017,484 shares of our common stock outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of our common stock subject to options, warrants, notes or other conversion privileges currently exercisable or convertible, or exercisable within 60 days of the date of this table, are deemed outstanding for computing the percentage of the person holding such option, warrant, note, or other convertible instrument but are not deemed outstanding for computing the percentage of any other person. Where more than one person has a beneficial ownership interest in the same shares, the sharing of beneficial ownership of these shares is designated in the footnotes to this table.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Ragula Bhaskar	2,285,766	17.56%
Sanchaita Datta (4)	1,546,242	11.88%
Anshul Bharadwaj(4)	-	* %
Ajay Tandon(4)	-	* %
I. Bobby Majumder*(4)	-	* %
Jean Turgeon (4)	-	* %
Zions SBIC, LLC(1)	1,243,694	9.55%
The Mason Sutter SF Trust(2)(4)	1,590,517	12.22%
Skyline Investment Trust(3)(4)	1,030,820	7.92%
Directors, Director Nominees and Executive Officers as a Group (5 persons) (4)	6,454,536	49.58%

*Less than 1%

(1) The beneficial owner’s address is 1338 Foothill Drive, #282 Salt Lake City, UT 84108.

(2) Dr. Bhaskar is the beneficial owner of The Mason Sutter SF Trust, which owns 1,590,517 shares of common stock of the Company and has an address at 405 South Main, Suite 800, Salt Lake City, Utah 84111.

(3) Ms. Datta is the beneficial owner of the Skyline Investment Trust, which owns 1,030,820 shares of common stock of the Company and has an address at 405 South Main, Suite 800, Salt Lake City, Utah 84111.

(4) Unless otherwise noted, the address of each beneficial owners listed in footnote 4 is the Company’s address, located at 392 East Winchester Street, Fifth Floor, Salt Lake City, Utah 84107.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

No director, executive officer, stockholder holding at least 5% of shares of our common stock, or any family member thereof, had any material interest, direct or indirect, in any transaction, or proposed transaction since the beginning of the fiscal year ended March 31, 2024, in which the amount involved in the transaction exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at the fiscal year end for the last three completed fiscal years.

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UNDERWRITING

We have entered into an underwriting agreement, dated            , 2024, with several underwriters listed in the table below (the “underwriting agreement”). Roth Capital Partners, LLC is the representative of the underwriters. (the “Representative”). We refer to the several underwriters listed in the table below as the “underwriters.”

Pursuant to the terms and subject to the conditions contained in the underwriting agreement, we have agreed to sell to the underwriters, and each of the underwriters have agreed, severally and not jointly, to purchase from us, the respective number of shares of our common stock shown opposite its name below, and, in the event the underwriters exercise their option to purchase additional shares, the same proportion of additional shares as the number of shares shown opposite its name below bears to the total number of shares:

Underwriter	Number of Shares
Roth Capital Partners, LLC

Total

The underwriting agreement provides that the obligation of the underwriters to purchase the shares of common stock offered by this prospectus supplement and the accompanying prospectus is subject to certain conditions. The underwriters are obligated to purchase all of the shares of common stock offered hereby if any of the shares are purchased.

We have granted the underwriters an option to buy up to an additional            shares of common stock from us at the public offering price, less underwriting discounts and commissions, to cover over-allotments, if any. The underwriters may exercise this option at any time, in whole or in part, during the 45-day period after the date of this prospectus supplement; however, the underwriters may only exercise the option once.

Discounts, Commissions, and Expenses

The underwriters propose to offer to the shares of common stock purchased pursuant to the underwriting agreement to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $               per share. After this offering, the public offering price and concession may be changed by the underwriters. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

In connection with the sale of the common stock to be purchased by the underwriters, the underwriters will be deemed to have received compensation in the form of underwriting commissions and discounts. The underwriters’ commissions and discounts will be             % of the gross proceeds of this offering, or $                per share of common stock, based on the public offering price per share set forth on the cover page of this prospectus supplement.

We have also agreed to reimburse the representative at closing for legal expenses incurred by it in connection with the offering up to a maximum of $              .

The following table shows the underwriting discounts and commissions payable to the underwriters by us in connection with this offering (assuming both the exercise and non-exercise of the over-allotment option to purchase additional shares of common stock we have granted to the underwriters):

	Per Share		Total
	Without Over- Allotment	With Over- Allotment	Without Over-Allotment	With Over- Allotment
Public offering price	$	$
Underwriting discounts and commissions paid by us	$	$

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Representative’s Warrants

We have also agreed to issue to the representative or its designees, at the closing of this offering, warrants (the “Representative’s Warrants”) to purchase a number of shares of common stock equal to 10.0% of the number of shares of common stock sold in the offering, including any shares sold pursuant to the over-allotment option. The Representative’s Warrants will have an exercise price of $             (equal to 100% of the public offering price per share) and will have a termination date of the five year anniversary of the commencement of the sales pursuant to this offering. Pursuant to FINRA Rule 5110(c), the Representative’s Warrants and any shares of common stock issued upon exercise of the Representative’s Warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of reorganization of the issuer; (ii) to any FINRA member firm participating in the offering and the officers, partners, registered persons or affiliates thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period; (iii) if the aggregate amount of our securities held by the Representative or related persons does not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; (v) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth above for the remainder of the time period; (vi) if we meet the registration requirements of Forms S-3, F-3 or F-10; or (vii) back to us in a transaction exempt from registration with the SEC. The Representative’s Warrants and the shares of common stock underlying the Representative’s Warrants are registered on the registration statement of which this prospectus forms a part.

Indemnification

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters or such other indemnified parties may be required to make in respect of those liabilities.

Right of First Refusal

The Company granted Representative the right of first refusal, which continues through July 18, 2025, to act as the sole bookrunner, exclusive placement agent or exclusive sales agent for any and all future public or private equity or equity-linked or debt offerings. The Company will not solicit or negotiate with any other person to act as financial advisor, underwriter, or placement agent in connection with a potential capital raise (whether debt, equity or a combination) or to provide other investment banking services to the Company without the Representative’s consent. If the Company decides to pursue (i) any offering of equity, equity-linked, or debt securities or (ii) a strategic transaction such as a sale of all or a portion of the Company, then the Company shall offer the representative the right to act as the exclusive placement agent, lead underwriter or financial advisor, as applicable, for such transaction, in each case under a separate agreement containing terms and conditions customary for the representative and mutually agreed upon by the Company and the Representative.

Lock-Up Agreements

We have agreed, that without the prior consent of the underwriters, we shall not for a period of 180 days following the date of the final prospectus supplement related to this offering (the “Lock-up Period”), (i) offer, pledge, hypotehcate, issue, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, (ii) enter into any swap or other arrangement that transfer to another, in whole or in part, any of the economic consequences of ownership of our common stock, or (iii) file any registration statement or prospectus with the SEC relating to the offer or sale of any shares of common stock or any securities convertible into or exercisable or exchangeable for our common stock, except for a registration statement on form S-4 in connection with a business combination transaction or a registration statement on Form S-8 with respect to the registration of shares of common stock to be issued pursuant to the Plan. These restrictions on future issuances are subject to exceptions for (i) the issuance of shares of our common stock sold in this offering, (ii) the issuance of shares of our common stock upon the exercise of outstanding options or warrants and the vesting of restricted stock awards or units, or (iii) the issuance of employee stock options not exercisable during the Lock-up Period.

Each of our directors, executive officers, and shareholders have agreed not to (a) offer, pledge, hypothecate, announce the intention to sell, sell, contract to sell, purchase, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, grant any security interest in, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock; (b) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of shares of common stock; or (c) make any demand for or exercise any right with respect to, the registration of any shares of common stock; or (d) publicly announce an intention to effect any transaction specified in clauses (a), (b), or (c)., without the prior written consent of the representative for a period of 180 days following the date of the final prospectus supplement related to this offering (the “Lock-up Period”). These restrictions on future issuances are subject to exceptions for (i) the exercise of any option or warrant, or conversion or exchange of any preferred stock or convertible note and transfers of common stock subject to the lock-up agreement to the Company in full or partial payment of exercise price for options or warrants to purchase shares of the common stock and (ii) transfers or dispositions by operation of law, including pursuant to an order of a court or government agency or regulatory agency.

The Company agrees to use its reasonable best efforts to receive Lock-Up Agreements from all of its shareholders.

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Electronic Distribution

This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by the underwriters or by their affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriters’ websites or our website and any information contained in any other websites maintained by the underwriters or by us is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

●	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

●	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. A naked short position occurs if the underwriters sell more shares than could be covered by the over-allotment option. This position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of common stock. In addition, neither we nor the underwriters make any representation that the underwriter will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

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Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI33-105 regarding underwriter conflicts of interest in connection with this offering.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

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An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

●	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

●	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

●	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining our prior consent or any underwriter for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall require us to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2 and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

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Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with this offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●	to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

57

New Zealand

The shares of common stock offered hereby have not been offered or sold, and will not be offered or sold, directly or indirectly in New Zealand and no offering materials or advertisements have been or will be distributed in relation to any offer of shares in New Zealand, in each case other than:

●	to persons whose principal business is the investment of money or who, in the course of and for the purposes of their business, habitually invest money;

●	to persons who in all the circumstances can properly be regarded as having been selected otherwise than as members of the public;

●	to persons who are each required to pay a minimum subscription price of at least NZ$500,000 for the shares before the allotment of those shares (disregarding any amounts payable, or paid, out of money lent by the issuer or any associated person of the issuer); or

●	in other circumstances where there is no contravention of the Securities Act 1978 of New Zealand (or any statutory modification or reenactment of, or statutory substitution for, the Securities Act 1978 of New Zealand).

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority.

This document is personal to the recipient only and not for general circulation in Switzerland.

58

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. We may not render services relating to the securities within the United Arab Emirates, including the receipt of applications and/or the allotment or redemption of such shares.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (collectively, the “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Other Relationships

Certain of the underwriters and their affiliates have in the past and may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they have received or may in the future receive customary fees.

59

DESCRIPTION OF SECURITIES

The rights of our stockholders are governed by Utah law, our Restated Articles of Incorporation, as amended (our “Articles of Incorporation”) and our Bylaws. The following briefly summarizes the material terms of our common stock. This summary does not purport to be complete and is qualified in its entirety by reference to our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to this filing. For more information, see the section titled “Where You Can Find More Information.”

Authorized Capital Stock

On June 19, 2024, our Board and Shareholders approved an increase in our authorized capital stock from 15,000,000 shares of common stock, no par value, to 50,000,000 shares of common stock, no par value. As of July 18, 2024, there were 13,017,484 shares of our common stock outstanding.

Common Stock

We are authorized to issue up to a total of 50,000,000 shares of common stock, no par value per share. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders, including the election of directors. Holders of our common stock have no cumulative voting rights. Further, holders of our common stock have no preemptive or conversion rights or other subscription rights.

Additionally, if a quorum is present, an action by stockholders entitled to vote on a matter is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action (other than the election of directors). The vote of a majority of the shares of our common stock held by stockholders present in person or represented by proxy and entitled to vote at the Meeting will be sufficient to elect directors or to approve a proposal.

Preferred Stock

The Company is not currently authorized to issue preferred stock under its Articles of Incorporation, but may choose to do so in the future.

Anti-Takeover Effects of Utah Law and Our Articles of Incorporation and Bylaws

The provisions of Utah law, our Articles of Incorporation and Bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our Company. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our Board. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

The following provisions of our articles of incorporation and bylaws could have the effect of delaying or discouraging another party from acquiring control of us and could encourage persons seeking to acquire control of us to first negotiate with our Board:

●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	the right of our Board to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death or removal of a director;

●	the ability of our Board to alter our Bylaws without obtaining stockholder approval, except to the extent our Articles of Incorporation, Bylaws, or the UBCA reserve this power exclusively to the stockholders in whole or in part, and provided the Board may not adopt, amend, or repeal a bylaw that fixes a stockholder quorum or voting requirement that is greater than that required by the UBCA; and

●	the requirement that a special meeting of stockholders may be called only by either (i) the President; (ii) our Board, or (iii) the President at the request of the holders of not less than one tenth of all outstanding votes entitled to be cast on any issue at the meeting, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.

60

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Transfer Online, Inc.

Stock Market Listing

We intend to apply to have our shares of common stock listed on Nasdaq under the symbol “FATN.”

Indemnification of Directors and Officers

FatPipe, Inc. is incorporated under the laws of the State of Utah. Section 16-10a-902 of the UBCA provides that, unless limited by its articles of incorporation, a Utah corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of the corporation, against reasonable expenses incurred by the director in connection with the proceeding. Section 16-10a-902 of the UBCA provides that a corporation may indemnify an individual, who is a party to a proceeding because the individual is a director, against liability incurred in the proceeding if: (a) the director conducted himself or herself in good faith; (b) he or she reasonably believed that his or her conduct was in, or not opposed to, the corporation’s best interests; and (c) in the case of any criminal proceeding, the director had no reasonable cause to believe his or her conduct was unlawful. In addition, a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation: (i) to the same extent as a director; and (ii) if he or she is an officer but not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract, except for: (A) liability in connection with a proceeding by or in the right of the corporation other than for expenses incurred in connection with the proceeding; or (B) liability arising out of conduct that constitutes: (I) receipt by the officer of a financial benefit to which he is not entitled; (II) an intentional infliction of harm on the corporation or the stockholders; or (III) an intentional violation of criminal law.

Our Articles of Incorporation and Bylaws include provisions requiring us to indemnify, to the fullest extent permitted by law, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason that he or she, or his or her testator or intestate, is or was a director or officer of the Company, or serves or served at any other enterprise as a director or officer at the request of the Company, but the Articles of Incorporation provide that such limitation of liability does not extend to (a) the amount of a financial benefit received by a director to which he or she is not entitled, (b) an intentional infliction of harm on the Company, or (c) a violation of Section 16-10a-842 of the UBCA.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities under the Securities Act may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that it is the opinion of the SEC that such indemnification is against public policy as expressed in such Securities Act and is, therefore, unenforceable.

61

LEGAL MATTERS

The validity of the issuance of securities offered by this prospectus has been passed upon for us by Sichenzia Ross Ference Carmel LLP, New York, New York. Stradling Yocca Carlson & Rauth LLP is acting as counsel to the underwriters.

EXPERTS

The audited consolidated financial statements of the Company and its subsidiaries, as of and for the fiscal years ended March 31, 2024 and 2023 included in this prospectus have been so included in reliance upon the report of Suri & Co., independent registered public accountants with registration #6727 with the PCAOB Board, upon the authority of said firm as experts in accounting and auditing and with the authority to audit, bestowed upon them by the PCAOB Board.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding FatPipe, Inc. and other issuers that file electronically with the SEC. The address of the SEC internet site is www.sec.gov. In addition, we make available on or through our Internet site copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC. Our Internet site can be found at www.fatpipe.com.

62

FatPipe Inc and its Subsidiaries

March 31, 2024 and 2023

F-1

FatPipe Inc and Subsidiaries

Consolidated Balance Sheet

	Fiscal Year Ended March 31
	2024	2023
ASSETS
Current Assets:
Cash and cash equivalents	$1,112,519	1,077,502
Accounts Receivables, net	3,163,571	2,420,413
Inventories	113,522	355,950
Other current assets and Certificate of Deposits	582,392	1,003,320
Contracts receivable - Current, net	4,364,802	2,383,195
Total Current Assets	$9,336,806	7,240,380

Property and equipment, net	$75,498	185,756
Intangible assets, net	1,556,913	2,175,790
Operating lease right of use assets, net	204,977	615,401
Contracts receivable - non-current, net	9,958,323	5,405,248
Other assets	186,906	108,109
Deferred tax asset	117,455	-
Investments	-	-
Total assets	$21,436,878	15,730,684

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$417,527	241,107
Accrued expenses & other current liabilities	2,499,096	1,452,603
Deferred revenue	1,519,412	1,849,450
Operating lease liabilities - Current	164,152	412,758
Notes Payable - Current	120,000	-
Total current liabilities	$4,720,187	3,955,918
Notes Payable - Non-Current	$2,500,000	2,000,000
Operating lease liabilities – Non-current	50,563	216,278
Other non current liabilities	116,007	-
Total liabilities	$7,386,757	6,172,197

Stockholders’ equity
Common stock, $0.01 par value; 15,000,000 stocks authorized and 12,449,308 shares of common stock issued and outstanding	$124,493	124,493
Additional paid in capital	1,517,753	1,517,753
Retained earnings	9,040,515	4,673,810
Accumulated other comprehensive income	3,254,705	3,052,143
Total stockholders’ equity	$13,937,467	9,368,199
Non-controlling interest	112,654	190,289
Total equity	$14,050,121	9,558,487
Total liabilities and equity	$21,436,878	15,730,684

F-2

FatPipe Inc and Subsidiaries

Consolidated Statement of Operations and Comprehensive Income

	Fiscal Year Ended March 31
	2024	2023

Net revenue	$17,860,909	15,795,742
Cost of revenue	1,069,574	1,102,500
Gross Profit	$16,791,336	14,693,242

Operating expenses:
Marketing and sales	$3,396,136	3,352,263
General and administrative	3,151,924	3,625,743
Product development	1,737,588	1,796,805
Employee cost	2,867,360	2,679,280
Total operating expenses	$11,153,008	11,454,091
Income/(loss) from operations	$5,638,327	3,239,151
Interest income	27,261	134
Other income	207,661	59,114
Foreign exchange gain/(loss)	27,185	(49,973)
Interest expense	(302,124)	(107,131)
Income before benefit/(provision) for taxes	5,598,311	3,141,295
Income tax benefit/(provision)	(1,436,085)	(255,457)
Deferred Tax Asset / (Liability)	117,455
Net income	$4,279,681	2,885,838
Less: Net income attributable to non-controlling interests	(87,025)	(25,979)
Net income attributable to stockholders	$4,366,706	2,911,817

Basic and diluted net income per share	$0.35	0.23
Shares used in computing basic and diluted net income per share	$12,449,308	12,449,308

Net income	4,279,681	2,885,838
Other comprehensive income
Foreign currency translation adjustment	211,952	19,344
Total other comprehensive income, net of tax	$211,952	19,344
Comprehensive income	$4,491,633	2,905,182
Comprehensive income attributable to non-controlling interests	9,389	857
Comprehensive income attributable to stockholders	$4,569,268	2,930,304

F-3

FatPipe Inc and its Subsidiaries

Consolidated Statements of Stockholders’ Equity

	Common stock		Additional paid in	Retained	Accumulated Other Comprehensive Income	Total Fatpipe Stockholders’	Non-controlling	Total
	Shares	Amount	capital	Earnings	(Loss)	Equity	Interest	Equity
		$		$	$	$		$
Balance as of April 1, 2022	12,449,308	124,493	1,517,753	1,761,992	3,033,656	6,437,894	215,411	6,653,306
Consolidated net income (loss)				2,911,817		2,911,817	(25,979)	2,885,838
Other comprehensive income					18 487	18 487	857	19 344
Balance as of March 31, 2023	12,449,308	124,493	1,517,753	4,673,809	3,052,143	9,368,198	190,289	9,558,487
Consolidated net income (loss)				4,366,706		4,366,706	(87,025)	4,279,681
Other comprehensive income					202,563	202,563	9,389	211,952
Balance as of March 31, 2024	12,449,308	124,493	1,517,753	9,040,515	3,254,706	13,937,468	112,654	14,050,120

F-4

FatPipe Inc and its Subsidiaries

Consolidated Statements of Cash Flows

	Fiscal Year Ended March 31
	2024	2023
Operating activities:
Net income	$5,598,311	3,141,295
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	$699,257	582,326
Allowance for contract receivables	262,167	197,161
Allowance for Accounts receivables	88,592	(520,281)
Loss on sale of asset	49,067	586
Bad Debts written off during the year	54,754	-
Reversal of Allowances Accounts receivables	$(197,024)	-
Changes in operating assets and liabilities:
Accounts receivable	(689,481)	655,563
Contracts receivable	(6,796,849)	(4,929,015)
Inventories	242,428	300,038
Operating lease right of use assets	410,424	(615,401)
Accounts payable	176,419	166,378
Other non current liabilities	116,007	-
Other Assets	(78,798)	18,026
Accrued expenses and other current liability	(389,592)	410,549
Deferred revenue	(330,038)	(385,198)
Contract liabilities	-	219
Net cash flows used in operating activities	$(363,426)	(1,842,231)

Purchase of equipment	(19,188)	(163,528)

Net cash used in investing activities	$(19,188)	(163,528)

Financing activities
Repayment of debts	-	$(942,183)
Proceeds from debt	500,000	2,000,000
Proceeds from related parties	120,000	-
Repayment of financing obligation of lease	(414,322)	629,037
Net cash flows provided by (used in) financing activities	$205,678	1,686,854

Effect of exchange rate changes on cash and cash equivalents	$211,952	20,555
Net Decrease in cash and cash equivalents	$35,017	(298,350)
Cash and cash equivalents
Beginning of the period	$1,077,502	1,375,852
End of the period	1,112,519	1,077,502

Supplemental cash flow information
Cash paid for interest	$302,124	107,131

F-5

FatPipe and its Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1 : SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Company Overview and Significant Accounting Policies

(A) Company Overview

FatPipe Inc. (“FatPipe” or the “Company”) is a leading developer of enterprise-class, application-aware, secure software-defined wide area network (“SD-WAN”) solutions for organizations, including enterprises, communication service providers, security service providers, government organizations, and other middle-market companies.

FatPipe holds thirteen software and technology patents, which it leverages through an integrated suite of software solutions to offer our customers a reliable, accelerated and secure platform to support mission-critical applications running on cloud, hybrid cloud and on-premises networks. Its core offerings include SD-WAN, secure access service edge (“SASE”), and network monitoring service (“NMS”) software solutions, each of which is typically offered to customers as a subscription service. These solutions address a broad set of network management needs and include an integrated set of capabilities designed to manage multi-line network traffic and routing.

FatPipe sells in geographies around the world, with its largest customer populations located in the United States and South Asia. It plans to continue expanding its presence throughout North America and parts of Southeast Asia.

(B) Significant Accounting Policies

Basis of Preparation of Financial Statements

This summary of significant accounting policies of FatPipe is presented to assist in understanding the Company’s consolidated financial statements. The consolidated financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America (GAAP) and have been consistently applied in the preparation of the financial statements.

Use of Estimates

The preparation of Company’s consolidated financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the date of the financial statements, reported amounts of revenues and expenses during the reporting period.

These estimates are based upon information available through the date of the issuance of the financial statements and actual results could differ from those estimates. Areas requiring significant estimates and assumptions by the Company include, but are not limited to:

●	Fair value of long-term debt and notes receivable.
●	Recognition of revenue
●	Credit loss on trade receivables and contract receivables.
●	Valuation of inventory
●	recoverability of long-lived assets and their related estimated lives; and
●	accruals for estimated liabilities such as property tax accruals and litigation settlement accruals.
●	Determination of standalone selling price of performance obligations for revenue contracts with multiple performance obligations.

F-6

Actual results could differ from those estimates. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, which forms the basis for making judgments about the carrying values of assets and liabilities.

Principles of Consolidation

These financial statements include the accounts of FatPipe, Inc. and its wholly and majority owned subsidiaries, FatPipe Technologies, Inc. and FatPipe Networks Private Limited. All significant intercompany transactions and balances have been eliminated.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

Comprehensive Income

Comprehensive income includes net income as well as other changes in Stockholders’ equity that result from transactions and economic events other than those with stockholders.

Segment Reporting

The Company’s chief operating decision-maker is its Chief Executive Officer, who makes resource allocation decisions and assesses performance based on financial information presented on an aggregate basis. There are no segment managers who are held accountable by the chief operating decision-maker, or anyone else, for any planning, strategy and key decision-making regarding operations. Accordingly, the Company has a single reportable segment and operating segment structure.

Revenue Recognition

Effective January 1, 2020, the Company adopted Financial Accounting Standards Board (FASB), Accounting Standard Updates (ASU) No. 2014-09, Revenue from Contracts with Customers and the related amendments, which are codified into Accounting Standard Codification (ASC) 606 Revenue from Contracts with Customers., which establishes a broad principle that requires entities to assess the products or services promised in contracts with customers at contract inception to determine the appropriate unit at which to record revenues, which is referred to as a performance obligation. Revenue is recognized when control of the promised products or services is transferred to customers, at an amount that reflects the consideration to which the entity expects to be entitled in exchange for those products or services. The new standard supersedes GAAP guidance on revenue recognition and requires the use of more estimates and judgments than the previous standards. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers.

ASC 606 may be applied either retrospectively or through the use of a modified-retrospective method. The full retrospective method requires companies to recast each prior reporting period presented as if the new guidance had always existed. Under the modified retrospective method, companies recognize the cumulative effect of initially applying the standard as an adjustment to the opening balance of retained earnings at the date of initial application. The Company adopted ASC 606, Revenue from Contracts with Customers, on January 1, 2020, using the modified retrospective method, the impact of which was not material to the Company.

To determine revenue recognition for arrangements that the Company determines are within the scope of ASC 606 Revenue from Contracts with Customers, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligation(s) in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation(s) in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract was determined to be within the scope of ASC 606, Revenue from Contracts with Customers, the Company assessed the goods or services promised within each contract and determined those that were performance obligations, and assessed whether each promised good or service was distinct.

F-7

The company recognizes three types of revenues as explained below;

Product Revenue is for a network server running FatPipe software with contract term of 36 to 60 months. Each contract has a description of the goods and services to be delivered, the term of the contract, and payment terms. We assess relevant contractual terms in our customer contracts to determine the standalone selling price of each of the performance obligation. We apply judgment in identifying contractual terms and determining the transaction price. The Company’s performance obligations are to transfer control of the software delivered on a network server with customer-specific configurations. In addition, the Company provides technical support which includes implementation, configuration and training services over the term of the contract. Additionally, as per the options for determining standalone selling price in ASC 606-10-32-32 to 32-35, in respect to the contract with multiple performance obligations of delivery of software license and technical support; including implementation into customer networks, configuration of the software, and training services to train the customer on how to use the software, we have selected the cost of technical support personnel, plus a 20% margin for support services, and the balance contract value as the standalone selling price for delivery of product and software license, so that it can be consistently applied for each financial year.

The contract’s initial term is non-cancellable and does not have a refund or cancellation provision. The customer enjoys the use of the product and associated service for the Term in exchange for monthly payments or upfront payment made for the term of the contract. The revenue is recognized upon transfer of control of the software and network server to the customer or to staging when the customer requests staging and custom configuration of the software and network server. The software license revenue in our product arrangements is recognized at a point-in-time when the software solution has been delivered or ownership has been transferred.

The service and support revenue is recognized over the term of the contract. An imputed interest charge is recognized in income using the interest method in respect of the inherent interest arising from the payment terms. The balance sheet account “Contract receivable” represents “Unbilled receivable” in connection with the revenue recognized upfront upon transfer of control of the software and the network server to the customer. The same shall be transferred to Accounts Receivable on a monthly basis over the contract term. Cash is received based on our payment terms which is typically 30-90 days. Revenue is recognized net of marketing and sales discount amounting to $879,388 Fiscal year 2023-24 and $2,773,551 for Fiscal Year 2022-23).

We provide service/support options for our customers. The first support option is 36 to 60 months paid monthly, or secondly, 12 months paid upfront. For the 36-to-60-month service contracts paid monthly, the service revenue is recognized over the term of the contract. as discussed above and is part of our product offering. The 12-month service option revenue is deferred and recognized ratably over the 12-months, and is referred to in the balance sheet as “Deferred Revenue”. Deferred Revenue opening balance for the reporting period was $3.59 million and the closing balance was $3.05 million. During the reporting period, $3.11 million of deferred revenue was recognized.

Our service offerings complement our products through a range of consulting, we provide a broad range of service and support options to our customers. Consulting Agreements are usually of 12 months term with options to extend. We also provide comprehensive advisory services that are focused on responsive, preventive, and consultative support of our technologies for specific networking needs. Total contract term may be up to 5 years. Customers are billed monthly based on the hours expended on customers’ behalf. Revenue is recognized on a monthly basis. Payment terms vary from 30 to 45 days from invoice date based on the customer/partner. In the below table, short term RPO will be recognized over the next 12 months, while long-term RPO will be recognized over the 36-60 month term of the contracts.

Remaining Performance Obligation (RPO)	March 31,
	2024	2023
Product	2,793,655	1,131,766
Service	3,062,938	3,589,443
Total	$5,856,593	4,721,209

Short Term – RPO – within 12 months	1,519,412	1,849,450
Long Term – RPO – Beyond 12 months over the term of contract	4,337,181	2,871,759
Total	$5,856,593	4,721,209

Amount to be recognized as revenue over next 12 months

Deferred Revenue	1,519,412	1,849,450
Total	$1,519,412	1,849,450

Deferred Revenue

	March 31,
	2024	2023
Product	-	-
Service	1,519,412	1,849,450
Total	$1,519,412	1,849,450

Deferred Revenue

	March 31,
	2024	2023
Current	1,519,412	1,849,450
Non-Current	-	-
Total	$1,519,412	1,849,450

F-8

Contract balances

	March 31,
	2024	2023
Allowance for bad debts at the beginning of the year	(721,782)	(1,044,902)
Provisions/Reversal	(153,736)	323,120
Recoveries	-	-
Foreign Exchange and other	-	-
Allowance for bad debts at the end of the year	$(875,518)	(721,782)

Disaggregate revenue

We disaggregate our revenue into products and services that depict the nature, amount, and timing of revenue and cash flows for our various offerings.

	March 31,
	2024	2023
Product Revenue	11,581,464	8,209,852
Service Revenue	3,421,453	4,180,291
Consulting Revenue	2,857,992	3,405,599
Total	$17,860,909	15,795,742

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. A hierarchy has been established for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in pricing the asset or liability based on the best information available in the circumstances. The financial and nonfinancial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The hierarchy is presented down into three levels based on the reliability of the inputs.

Level 1	Inputs are unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2	Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for the full term of the assets or liabilities.

Level 3

Unobservable pricing inputs that are less observable from objective sources or based upon our own assumptions used to measure assets and liabilities at fair value, such as discounted cash flow models or valuations. The inputs require significant management judgment or estimation.

The carrying amounts of cash, accounts receivable, accounts payable, notes payable and accrued liabilities are approximately fair value because of the short-term nature of these instruments. The carrying amount of long-term debt approximates fair value because the debt is based on current rates at which the Company could borrow funds with similar maturities.

F-9

Cash and Cash Equivalents

Cash equivalents are generally comprised of certain highly liquid investments with maturities of three months or less at the date of purchase.

For the purposes of the statement of cash flows, the Company considers all highly liquid financial instruments with a maturity of less than three months to be cash equivalents.

Trade Accounts Receivable

Accounts Receivable are recorded at the invoiced amount and do not bear interest. Accounts receivables are due from various customers and are shown net of applicable reserves for doubtful accounts as shown on the face of the balance sheet. There were no accounts that had been placed on non-accrual status. The allowance for doubtful accounts has been estimated by management based on historical experience, current market trends and, for larger customer accounts, their assessment of the ability of the customers to pay outstanding balances. Past due balances and other higher risk amounts are reviewed individually for collectability. Changes in circumstances relating to the collectability of accounts receivable may result in the need to increase or decrease the allowance for doubtful accounts in the future. The company provides for any and all of the accounts receivable which are due over the period of one year if it meets the criteria for allowance estimated by the management.

Inventories

Inventories are recorded at lower of cost and net realizable value on the Weighted Average Cost method of accounting.

Property and Equipment

Property and equipment are recorded at cost. Expenditures that increase value or extend useful lives are capitalized and routine maintenance and repairs are charged to expense in the year incurred. Gains and losses from disposition of fixed assets are reflected in other income. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Furniture and fixtures	5 to 10 years
Office equipment and computers	3 to 5 years
Vehicles	5 years

Major renewals and improvements are capitalized. Replacements, maintenance and repairs, which do not significantly improve or extend the useful life of the assets, are expensed when incurred.

Upon the sale or retirement of assets, costs and the related accumulated depreciation and amortization are removed from the accounts and any gain or loss is included in the results of operations.

Intangible Assets

Intangible assets primarily consist of patent legal costs and are recorded at cost. Amortization is computed using the straight-line method over the estimated useful lives of the assets which is assumed as 15 years.

Long-Lived Assets

The Company evaluates its long-lived assets or asset groups for indicators of possible impairment by determining whether there were any triggering events that could impact the Company’s assets. If events or changes in circumstances indicate the carrying amount of an asset or asset group may not be recoverable the Company performs a comparison of the carrying amount to future net undiscounted cash flows expected to be generated by such asset or asset group. Should an impairment exist, the impairment loss is measured based on the excess carrying value of the asset over the asset’s fair value generally determined by estimates of future discounted cash flows.

The Company has not identified any such impairment losses for the fiscal years ended March 31, 2023, and 2024.

F-10

Income Taxes

The Company is subject to federal and state income taxes. Its taxable income and deductions are included on a consolidated income tax return. The consolidated entities have a net loss carryover which may be fully utilized. Deferred tax assets are recognized in these financial statements after considering valuation allowances. A subsidiary of the Company is subject to foreign income taxes in India. The India government audits the income taxation of the subsidiary annually, consequently tax years prior to 2021 are no longer subject to examination by the government of India.

Warranties

The Company offers a one-year to three-year warranty on the hardware products it sells. The cost of fulfilling the warranty obligation has historically been insignificant. No provision for future warranty costs has been made in these financial statements.

Concentrations of Risk

The Company’s financial instruments that may be exposed to concentrations of credit risk consist primarily of temporary cash investments and trade accounts receivable. The Company maintains its cash balances at financial institutions it believes to be financially sound. At times such balances may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk in cash.

We perform ongoing credit evaluations of our customers and, with the exception of certain financing transactions, do not require collateral from our customers.

The company has two major partners that account for approximately 49.54% of the company’s consolidated revenues for the fiscal year ended March 31, 2024 and two major partners that accounted for 50.8% for the fiscal year ended March 31, 2023. As reflected in the table below, partner A contributed $8,052,733, or 45.09% in revenue in fiscal year March 31, 2024, and $6,743,505 or 43.59% in fiscal year ended March 31, 2023. Separately, Partner B contributed $795,276 or 4.45% in fiscal year ended March 31, 2024, and $1,115,065 or 7.21% in fiscal year ended March 31, 2023.

	Fiscal Year Ended March 31,
Partner	2024	2023
Partner A (%)	45.09%	43.59%
Partner B (%)	4.45%	7.21%

Total	49.54%	50.80%

	Fiscal Year Ended March 31,
Partner	2024	2023
Partner A (Revenue)	$8,052,733	$6,743,505
Partner B (Revenue)	$795,276	$1,115,965

Total	$8,848,009	$7,859,470

F-11

Recent Accounting Pronouncements

Accounting Pronouncements Recently Adopted

Practical Expedients Adopted with Topic 842

The Company has elected to adopt the following practical expedients upon the transition date to Topic 842 on April 1, 2022:

● Transitional practical expedients package: An entity may elect to apply the listed practical expedients as a package to all the leases that commenced before the effective date. The practical expedients are:

○	The entity need not reassess whether any expired or existing contracts are or contain leases.
○	The entity need not reassess the lease classification for expired or existing contracts.
○	The entity need not reassess initial direct costs for any existing leases.

● Use of portfolio approach: An entity can apply this guidance to a portfolio of leases with similar characteristics if the entity reasonably expects that the application of the lease model to the portfolio would not differ materially from the application of the lease model to the individual leases in that portfolio. This approach can also be applied to other aspects of the lease’s guidance for which lessees/lessors need to make judgments and estimates, such as determining the discount rate and determining and reassessing the lease term.

● Short-term lease recognition exemption: Leases with a term of twelve months or less constitute short-term leases and will not be recognized on the balance sheet for all classes of assets. The Company has elected the short-term lease recognition exemption for all classes of assets. The impact of this exemption is that short-term lease cost will be recognized on a straight-line basis over the term.

● Lease and non-lease components: As a practical expedient, a lessor may combine lease and non-lease components where the revenue recognition pattern is the same and where the lease component, when accounted for separately, would be considered an operating lease.

Accounting Pronouncements Not Yet Adopted

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures” (“ASU 2023-07”), which requires additional operating segment disclosures in annual and interim consolidated financial statements. ASU 2023-07 is effective for annual periods beginning after December 15, 2023 and for interim periods beginning after December 15, 2024 on a retrospective basis, with early adoption permitted. The Company is evaluating the effect of adopting ASU 2023-07.

In December 2023, the FASB issued Accounting Standards Update No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”), which requires disclosure of disaggregated income taxes paid, prescribes standard categories for the components of the effective tax rate reconciliation and modifies other income tax-related disclosures. ASU 2023-09 is effective for annual periods beginning after December 15, 2024 on a retrospective or prospective basis. The Company is evaluating the effect of adopting ASU 2023-09.

F-12

NOTE 2 RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company’s Balance Sheet as of March 31, 2022 and March 31 2023, its Statement of Operations, Statement of Stockholders’ Equity, and Statement of Cash Flows for the year ended March 31, 2022 and March 31 2023, and certain related notes, have been restated to allow for changes in policy for setting aside for potential bad debt/cancellation based on prior year’s history.

Restatement Background

The factors considered for contract cancellations / contract discontinuation of contract receivables were broadened to include past year’s history of contract cancellations and as a result, the company has estimated the reduction of the outstanding contract receivables of the earlier year ended March 31, 2022 and March 31, 2023 and restated contract receivables balances in accordance with ASC 250, Accounting Changes and Error Corrections (“restated financial statements”). This has been considered as an error correction as it pertains to revisions in estimation basis, since the information was available even during those relevant periods.

Description of Restatement

1)	Contract receivable.

The factors considered for contract cancellations / contract discontinuation of contract receivables were broadened to include past year’s history of contract cancellations/discontinuations and as a result, the company has estimated the reduction of the outstanding contract receivables of the earlier year ended March 31, 2022 and March 31, 2023 and restated contract receivables balances in accordance with ASC 250, Accounting Changes and Error Corrections (“restated financial statements”).

FatPipe Inc and its Subsidiaries

Consolidated Balance Sheet as of March 31, 2023

	As previously reported	Restatement	Ref No	Restated
ASSETS
Contracts receivable -current	$2,482,495	(99,300)	1	2,383,195
Contracts receivable -Non current	$5,630,467	(225,219)	1	5,405,248

LIABILITIES AND SHAREHOLDERS’ EQUITY
Stockholders’ equity
Retained earnings	$4,998,329	(324,519)	1	4,673,810

F-13

FatPipe Inc and its Subsidiaries

Consolidated Statement of Operations and Comprehensive Income for Fiscal Year ended March 31, 2023

	As previously reported	Restatement	Ref No	Restated
Net revenue	$15,795,742		1	15,795,742
Cost of revenue	1,102,500			1,102,500
Gross Profit	$14,693,242			14,693,242

Operating expenses:
Marketing and sales	3,352,263			3,352,263
General and administrative	3,428,582	197,161	1	3,625,743
Product development	1,796,805			1,796,805
Employee cost	2,679,280			2,679,280
Total operating expenses	11,256,930	197,161		11,454,091
Income/(loss) from operations	$3,436,312	(197,161)		3,239,151

FatPipe Inc and its Subsidiaries

Consolidated Cash flow statement for Fiscal Year Ended March 31, 2023

	As previously reported	Restatement	Ref No	Restated
Contracts receivable	$(4,731,854)	(197,161)	1	(4,929,015)
Net Cashflows from Operating Activities	$(1 842 231)			(1,842,231)

FatPipe Inc and its Subsidiaries

Consolidated Statements of Stockholders’ Equity as of March 31, 2023

Stockholders’ equity	As previously reported	Restatement	Ref No	Restated
Retained earnings	$4,998,329	-324,519	1	4,673,810

Other Notes

Commitment and Contingencies

From time to time, the Company is involved in legal proceedings arising in the ordinary course of business. The Company, in conjunction with its legal counsel, assesses the need to record liability for litigation or loss contingencies. A liability is recorded when and if it is determined that such a liability for litigation or loss contingencies is both probable and estimable.

Although the results of legal proceedings and claims cannot be predicted with certainty, management is of the opinion, after consulting legal counsel, that the Company is not currently a party to any legal proceedings, which would, individually or in the aggregate, have a material adverse effect on its results of operations, cash flows, or financial position.

At this time, there are no legal proceedings that require the Company to assess the need to record a liability.

Right of Use of Assets

The Company leases certain office space under operating leases. Lease commencement occurs on the date the Company takes possession or control of the property. The original terms for facility related leases are generally between three to five years. Some of the Company’s leases also include rental escalation clauses and/or termination provisions. Renewal options and termination options are included in determining the lease payments when management determines the options are reasonably certain of exercise.

If readily determinable, the rate implicit in the lease is used to discount lease payments to present value: however, substantially all of the Company’s leases do not provide a readily determinable implicit rate. When the implicit rate is not determinable, the Company’s estimated incremental borrowing rate is utilized, determined on a collateralized basis, to discount lease payments based on information available at lease commencement.

The Company’s leases typically require payment of common area maintenance and real estate taxes which represent the majority of variable lease costs. Certain lease agreements also provide for variable rental payments based on sales performance in excess of specified minimums, usage measures, or changes in the consumer price index. Variable rent payments based on future performance, usage, or changes in indices were not significant for any of the periods presented. Variable lease costs are excluded from the present value of lease obligations. The Company’s lease agreements do not contain any material restrictions, covenants, or any material residual value guarantees.

Assets
Operating Lease Assets	204,977
Total Lease assets	$204,977
Total Lease Assets
Operating Lease Liabilities- current	164,152
Operating Lease Liabilities- non current	50,563
Total Lease Liabilities	$214,715

F-14

Years ending March 31
0
2025	176,303
2026	20,634
2027	22,050
2028	17,796
2029	0
0
Less: Interest	22,068
Present Value of Lease Liabilities	$214,715

Operating Lease Cost	$463,872
Short term Lease Cost	47,344

Cash Paid for amounts included in the measurement of lease liabilities

Operating Cash Flows for Operating Leases	$467,769

Long-term debt

On January 25, 2023 the Company entered into a three-year term loan with a local bank that is secured by substantially all assets of the Company with a corporate guarantee given by subsidiary - FatPipe Networks Private Limited. The loan is repayable in full during the Fiscal year 2025-26. The company has received $2.5 million of the $5 million loan sanctioned by the bank. Interest rate is at current value of index and additional 4.25% above the bank’s reference rate (interest rate per annum determined by bank as its three-year cost of funds, at time of signing) which works out to 12% as on the reporting date.

Future maturities of Long-Term debt for the entire principal amount of $2.5 million are as follows:

Year ending March 31, 2024	$
2025	-
2026	2,500,000
Total	2,500,000

Short Term Debt

On 15th June 2023, the company received an interest free loan to the extent of $120,000 from Stay in Business Inc., repayable on demand.

F-15

Concentrations

The Company has no significant geographic concentrations in either trade accounts receivable or revenue.

Revenue by Geography	FY 2023-24	FY 2022-23
US	$17,053,117	14,600,825
Rest of the World	$807,792	1,194,916

At March 31, 2023, the carrying amount of cash was $1,077,502 only a portion of which is covered by federal depository insurance. “

At March 31, 2024, the carrying amount of cash was $1,112,519 only a portion of which is covered by federal depository insurance. “

Related Party Transactions

The subsidiary company “FatPipe Networks Private Limited” has taken a lease from a company “Back Office Extensions India Pvt Ltd” in which the directors are interested amounting to $95,188 for the year ended March 31, 2023 and company has received a short-term interest free loan from Stay in Business Inc to the extent of $120,000 repayable on demand during the year 2023-24.

Income Taxes

The Company files its federal income tax returns on a consolidated basis, which include the accounts of FatPipe, Inc., FatPipe Technologies, Inc. Tax attributes are assigned to each of the consolidated entities based on the taxable income and expenses of each entity.

Income before income taxes is as follows:

	March 31,
	2024	2023
United States	7,555,692	4,955,834
Foreign	(1,957,381)	(1,814,539)
Total income before income taxes	$5,598,311	3,141,295

The provision for income tax consists of the following

Current:	March 31,
	2024	2023
Federal	(1,048,798)	-
State	(380,232)	(255,457)
Foreign	(7,055)	-
Total	$(1,436,085)	(255,457)

Deferred tax assets consist of the following:

	Beginning	Change	Ending
Temporary differences	$842,612	(513,059)	329,553
NOL carryovers	2,222,754	(231,530)	1,991,224
Capital loss carryovers	393,528	-	393,528
Credit carryovers	-	-	-
Total deferred tax assets	$3,458,894	(744,589)	2,714,305
Valuation allowance	(3,458,894)	(862,044)	(2,596,850)
Net deferred tax assets	$-	117,455	117,455

Temporary differences consist primarily of bad debt allowance, book to tax depreciation and amortization, and certain other accruals. The Company has elected to exclude penalties and interest from income tax expense. GILTI tax imposed on foreign earnings is recorded as tax expense in the year incurred.

F-16

A reconciliation from the U.S. statutory federal income tax rate to the effective income tax rate is as follows:

	March 31,
	2024	2023
	23-24 FY	22-23 FY
Federal income tax rate	21.00%	21.00%
State taxes	3.63%	2.50%
Foreign earnings	1.44%	-15.42%
Foreign prior period tax settlement	0.00%	11.31%
Effect of PPP (Pay check Protection Program) loan forgiveness	0.00%	-45.82%
Temporary differences	3.63%	30.05%
Benefits of NOL carryovers	-4.14%	3.09%
Benefits of credit carryovers	0.00%	0.00%
Effective tax rate	25.56%	6.71%

Subsequent Events:

The company evaluated the subsequent events through June 14, 2024, the date at which the financial statements were issued.

F-17

Report of Independent Registered Public Accounting Firm

To the members of Fatpipe Inc and its Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying Consolidated Balance Sheet of FatPipe Inc and its Subsidiaries (the “Company”) as of March 31, 2024 and 2023, the related Consolidated Statement of Operations and Comprehensive Income, Statement of Cash Flow and Statements of Stockholders’ Equity, for each of the two fiscal years in the period ended March 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the Consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two fiscal years in the period ended March 31, 2024, in conformity with Generally Accepted Accounting Principles of United States of America (“US GAAP”).

The financials statements of the Company for the fiscal year ended March 31,2023 were audited by us and issued a report dated September 28, 2023 expressing an unqualified opinion on those financial statements. The report stated is on the financials statement prior to the adjustments as discussed in Note 2 Restatement of previously issued Financial Statements. We audited the adjustments as described in Note 2 Restatement of previously issued Financial Statements that were applied to restate the fiscal year ended March 31, 2023 financial statements. In our opinion such adjustments have been properly applied.

Responsibilities of the Management for the Financial Statement

These financial Statements are the responsibility of the Company’s management. In preparing the financial Statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the applicable rules and regulations of the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The company is not required to have, nor we have engaged to perform, an audit of its internal control over financial reporting.

As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that:

(1) relate to accounts or disclosures that are material to the financial statements and

(2) involved our especially challenging, subjective, or complex judgments.

We determined that there are no critical audit matters.

/s/ Suri & Co., Chartered Accountants

We have served as the Company’s auditors since 2022.

Chennai, India

14-06-2024

F-18

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following is a statement of approximate expenses to be incurred by the Company in connection with the distribution of the securities registered under this registration statement. All amounts shown are estimates except for the SEC registration fee and FINRA filing fee.

Amount
SEC registration fee	$
FINRA filing fee	$
Nasdaq fee	$
Legal fees and expenses	$
Accountant’s fees and expenses	$
Printing expenses	$
Miscellaneous	$
Total	$

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The registrant is incorporated under the laws of the State of Utah. Section 16-10a-902 of the UBCA provides that a Utah corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. may indemnify. Section 15-10-902 of the UBCA provides that a corporation may indemnify an individual who is a party to a proceeding because the individual is a director against liability incurred in the proceeding if: (a) the director conducted himself or herself in good faith; (b) he or she reasonably believed that his or her conduct was in or at least not opposed to the corporation’s best interests; and (c) in the case of any criminal proceeding, the director had no reasonable cause to believe his or her conduct was unlawful. In addition, a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation: (i) to the same extent as a director; and (ii) if he or she is an officer but not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract, except for: (A) liability in connection with a proceeding by or in the right of the corporation other than for expenses incurred in connection with the proceeding; or (B) liability arising out of conduct that constitutes: (I) receipt by the officer of a financial benefit to which he is not entitled; (II) an intentional infliction of harm on the corporation or the stockholders; or (III) an intentional violation of criminal law.

The registrant’s articles of incorporation and bylaws include provisions requiring the registrant to indemnify, to the fullest extent permitted by law, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason that he or she, or his or her testator or intestate, is or was a director or officer of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

None.

II-1

ITEM 16. EXHIBITS

(a) Exhibits

The following exhibits are filed as part of this registration statement:

Exhibit Number	Description
1.1**	Form of Underwriting Agreement
3.1	Articles of Incorporation of FatPipe, Inc., dated October 14, 2009
3.2	Amended and Restated Articles of Incorporation of FatPipe, Inc., dated October 14, 2010
3.3	Restated Articles of Incorporation of FatPipe, Inc., dated November 19, 2021
3.4	Certificate of Amendment to the Restated Certificate of Incorporation of FatPipe, Inc., dated June 20, 2024
3.5	Bylaws of FatPipe, Inc., dated October 14, 2010
4.1**	Form of Representative’s Warrant
5.1**	Legal Opinion of Sichenzia Ross Ference Carmel LLP
10.1**#	Form of Indemnification Agreement, to be entered into by and between FatPipe, Inc. and its directors and officers, to be effective upon the consummation of this offering
10.2#	Form of Equity Incentive Plan
10.3	Business Loan Agreement, Commercial Security Agreement, Intellectual Property Security Agreement and Promissory Note, dated January 25, 2023 by and among Celtic Bank Corporation, FatPipe, Inc., and its subsidiaries named therein
10.4	Office Lease, dated November 26, 2018, by and between WCF Mutual Insurance Company and Fat Pipe Networks, Inc.
10.5	First Amendment to Office Lease, dated January 24, 2024, by and between WCF Mutual Insurance Company and FatPipe Networks, Inc.
10.6	Lease Deed, dated January 1, 2018, by and between Back Office Xtensions India Pvt. Ltd. and FatPipe Networks Pvt., Ltd.
10.7	Lease Deed, dated April 1, 2020, by and between Back Office Xtensions India Pvt. Ltd. and FatPipe Networks Pvt., Ltd.
10.8	Restricted Stock Unit Grant Letter, Dr. Ragula Bhaskar, dated July 16th, 2024
10.9	Restricted Stock Unit Grant Letter, Sanchaita Datta, dated July 16th,2024
21.1	Subsidiaries of the Registrant
23.1	Consent of Suri & Co.
23.2**	Consent of Sichenzia Ross Ference Carmel LLP (Included in Exhibit 5.1)
24.1	Powers of Attorney
99.1**	Consent of I. Bobby Majumder, as director nominee
99.2**	Consent of Ajay Tandon, as director nominee
99.3**	Consent of Jean Turgeon, as director nominee
99.4	Audit Committee Charter
99.5	Compensation Committee Charter
99.6	Nominating and Corporate Governance Committee Charter
99.7	Clawback Policy
99.8	Whistleblower Policy
107	Filing Fee Table

#	Management contract or compensatory plan, contract, or arrangement.
**	To be filed by amendment.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(7)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8)	The undersigned Registrant hereby undertakes:

(1)	That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Murray, Utah, on the 19th day of July, 2024.

FATPIPE, INC.

By:	/s/ Ragula Bhaskar, Ph.D.
Ragula Bhaskar, Ph.D.
Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature:	Capacity:	Date:

/s/ Ragula Bhaskar, Ph.D.	Co-Founder, Chief Executive Officer, Chairman of the Board of Directors, and Director	July 19, 2024
Ragula Bhaskar, Ph.D.	(Principal Executive Officer)

/s/ Sanchaita Datta	Co-Founder, President, Chief Technical Officer, Principal Financial Officer and Director	July 19, 2024
Sanchaita Datta	(Principal Accounting Officer)

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